Filed pursuant to Rule 424(b)(5).
Registration No. 333-129258

PROSPECTUS SUPPLEMENT

(To prospectus dated November 17, 2005)

4,044,000 Shares

Sunstone Hotel Investors, Inc.

Common Stock

The selling stockholder, SGP/SHO Hotel Trust, is offering 4,044,000 shares of our common stock.

Our common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “SHO.” On May 4, 2006, the last reported sale price of our common stock was $30.25 per share. Shares of our common stock are subject to ownership and transfer limitations that must be applied to maintain our status as a real estate investment trust, or REIT.

See “ Risk Factors” beginning on page S-3 of this prospectus supplement to obtain information about where to read certain factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other state or federal regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$29.85	$120,713,400

Underwriting discount	$.236	$ 954,384

Proceeds, before expenses, to selling stockholder (before expenses)	$29.614	$119,759,016

In addition to the underwriting discounts and commissions paid by the selling stockholder, the underwriter may receive an amount from investors equivalent to a commission for each share of common stock sold to investors in this offering. Such amount, if any, has not yet been determined.

The underwriter expects to deliver the shares in New York, New York on or about May 10, 2006.

Merrill Lynch & Co.

The date of this Prospectus Supplement is May 5, 2006.

Prospectus Supplement

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate as of any date other than the date on the front of the respective document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement and the attached prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and the attached prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained, or incorporated by reference, in this prospectus supplement or in the attached prospectus.

We incorporate by reference into this prospectus supplement and the attached prospectus the documents or information referred to under the heading “Incorporation of Certain Information by Reference” in the attached prospectus. We also incorporate by reference filings we made with the SEC after the filings referred to under the heading “Incorporation of Certain Information by Reference” in the attached prospectus but before the date of this prospectus supplement.

The documents incorporated by reference in this prospectus supplement and the attached prospectus and, in particular, our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and the information under the heading “Risk Factors” in the aforementioned Annual Report on Form 10-K, contain important information about us.

You should read “Incorporation of Certain Information by Reference” in the attached prospectus for information about how to obtain the documents incorporated by reference.

THE OFFERING

Common stock offered by the selling stockholder	4,044,000 shares

Use of proceeds	We will not receive any proceeds from the sale by the selling stockholder of any of the securities described herein.

Distribution policy

To maintain our qualification as a REIT, we intend to make quarterly distributions to our stockholders of at least 90% of our REIT taxable income (which excludes net capital gains and does not necessarily equal net income as calculated in accordance with generally accepted accounting principles, or GAAP). We paid a quarterly dividend of $0.30 per share of common stock, a quarterly dividend of $0.50 per share of Series A cumulative redeemable preferred stock and a quarterly dividend of $0.393 per share of Series C convertible redeemable preferred stock on April 17, 2006 to all stockholders of record on March 31, 2006.

New York Stock Exchange symbol	SHO

Principal executive offices

Our principal executive offices are located at 903 Calle Amanecer, Suite 100, San Clemente, California 92673. Our telephone number is (949) 369-4000. Our website is located at www.sunstonehotels.com. Information on our website is not deemed to be a part of this prospectus supplement or the attached prospectus.

RISK FACTORS

See the information under the heading “Risk Factors” beginning on p. 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which information has been incorporated by reference into this prospectus supplement, and other information included in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock. The information under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, supersedes in its entirety the discussion of Risk Factors under the heading “Risk Factors” in the attached prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholder of any of the securities described herein.

SELLING STOCKHOLDER

The securities covered by this prospectus supplement were registered pursuant to the provisions of the registration rights agreement by and between us and the selling stockholder. Except as otherwise indicated, the number of securities beneficially owned is determined under rules promulgated by the SEC, and the information may not represent beneficial ownership for any other purpose. Except as otherwise indicated in the table below, the selling stockholder has sole voting power and dispositive power with respect to all securities listed as owned by such selling stockholder. At May 1, 2006, there were 57,932,915 shares of common stock outstanding.

The following tables set forth, to our knowledge, certain information about the selling stockholder as of May 4, 2006.

SHARES OF COMMON STOCK REGISTERED FOR SALE

Name of Selling Stockholder Offering	Number of Shares Beneficially Owned Prior To Offering	Number of Shares Offered Hereby	Number of Shares Beneficially Owned After Offering
SGP/SHO Hotel Trust(1)	4,044,000	4,044,000	0

(1)	On October 13, 2005, BIP REIT PTE Ltd., or BIP, sold its shares of our common stock that it purchased pursuant to the Stock Purchase Agreement between us and BIP, dated April 27, 2005, as modified by the addendum dated June 30, 2005, to an affiliated entity, SGP/SHO Hotel Trust. SGP/SHO Hotel Trust is a statutory trust formed under the laws of Delaware whose beneficiary is SGP/SHO Intermediate Trust, which is a statutory trust formed under the laws of Delaware whose beneficiary is Government of Singapore Investment Corporation (Realty) Pte Ltd. (“GIC R”). GIC R is a corporation organized under the laws of Singapore and is a 100% owned subsidiary of the Minister for Finance Inc. The Minister for Finance Inc. is a Singapore corporation and is 100% owned by the Government of Singapore. We have been advised by SGP/SHO Hotel Trust that all investment and voting decisions relating to the trust’s ownership of our shares will be made by GIC Real Estate Pte Ltd., the private real estate investment arm of Government of Singapore Investment Corporation Pte Ltd. through its multiple member investment committee. GIC Real Estate Pte Ltd and Government of Singapore Investment Corporation Pte Ltd. are 100% owned subsidiaries of Minister for Finance Inc.

SPECIAL NOTE ABOUT FORWARD LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of federal securities laws and regulations, including references to forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Forward-looking statements in this prospectus supplement are subject to various risks and uncertainties concerning specific factors described in Sunstone Hotel Investors, Inc.’s Form 10-K for the fiscal year ended December 31, 2005, Sunstone’s Form 10-Q for the quarter ended March 31, 2006 and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. Sunstone Hotel Investors, Inc. does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

RECENT DEVELOPMENTS

Acquisition of La Jolla Embassy Suites

The Company has signed an agreement to acquire the Embassy Suites in La Jolla, California and expects to close this transaction in May 2006. The 335-room all-suite hotel will be acquired for approximately $100 million, or approximately $300,000 per suite. The hotel will continue to be managed by Hilton Hotels Corporation. Built in 1987, the hotel is located in the University Town Center submarket of San Diego, fifteen minutes north of downtown and the airport. The hotel is located on La Jolla Village Drive, in the heart of San Diego’s “Golden Triangle”, the area bounded by the 5 freeway to the west, the 805 freeway to the east and the 52 freeway to the south. The Company will also spend approximately $9 million to renovate the hotel. The Company expects to fund this acquisition with cash on hand and a $70 million single property mortgage with an interest rate of 6.60% due in 2019.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material Federal income tax consequences to stockholders of their ownership of shares of our common stock and preferred stock and, due to recent changes in law, supersedes in its entirety the discussion of Federal income tax consequences under the heading “U.S. Federal Income Tax Considerations” in the attached prospectus. The tax treatment of holders of depository shares is not described herein and will be described in the applicable prospectus supplement. The tax treatment of stockholders will vary depending upon the stockholder’s particular situation, and this discussion addresses only stockholders that hold shares of our common stock, or preferred stock, as a capital asset and does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances. This section also does not address all aspects of taxation that may be relevant to certain types of stockholders to which special provisions of the Federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks;

•	tax-exempt organizations;

•	certain insurance companies;

•	persons liable for the alternative minimum tax;

•	persons that hold common stock as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction; and

•	stockholders whose functional currency is not the U.S. dollar.

Sullivan & Cromwell LLP has reviewed this summary and is of the opinion that the material Federal income tax consequences to stockholders of their ownership of shares of our common stock and preferred stock are as summarized in this discussion. In providing its opinion, Sullivan & Cromwell LLP is relying as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell LLP by us.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling shares of our common stock and preferred stock including the Federal, state, local and foreign tax consequences of acquiring, owning and selling shares of our common stock and preferred stock in your particular circumstances and potential changes in applicable laws.

Taxation as a REIT

In the opinion of Sullivan & Cromwell LLP, commencing with our taxable year ending December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. You should be aware, however, that opinions of counsel are not binding upon the IRS or any court.

The qualification of Sunstone Hotel Investors as a REIT will depend upon its continuing satisfaction of the requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while we intend to continue to qualify to be taxed as a REIT, the actual results of our operations for any particular year might not satisfy these requirements. Sullivan & Cromwell LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis.

The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes some material aspects of the relevant sections of the Code.

As a REIT, we generally will not have to pay Federal corporate income taxes on net income that we currently distribute to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a regular corporation. Our dividends, however, generally will not be eligible for (i) the reduced tax rates applicable to dividends received by noncorporate stockholders or (ii) the corporate dividends received deduction.

Moreover, we will have to pay Federal income or excise tax as follows:

•	First, we will have to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may have to pay the alternative minimum tax on items of tax preference.

•	Third, if we have (a) net income from the sale or other disposition of “foreclosure property,” as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, we will have to pay tax at the highest corporate rate on that income.

•	Fourth, if we have net income from “prohibited transactions,” as defined in the Code, we will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Unless a sale of real property qualifies for a safe harbor, the question of whether the sale of a hotel (or other property) constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We and our subsidiaries intend to hold the interests in our hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

•	Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Requirements for Qualification as a REIT” and “—Income Tests,” but we have nonetheless maintained our qualification as a REIT because we have satisfied other requirements necessary to maintain REIT qualification, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% (90% for our taxable year ending December 31, 2004) of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

•	Sixth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our real estate investment trust ordinary income for that year, (2) 95% of our real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

•	Seventh, if we acquire any asset from a C corporation in certain transactions in which we adopt the basis of the asset or any other property in the hands of the C corporation as our basis of the asset in our hands, and we recognize gain on the disposition of that asset during the 10-year period beginning on the date on which we acquired that asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. A “C corporation” means generally a corporation that has to pay full corporate-level tax. Because we acquired the assets held by certain C corporations in connection with the initial public offering, we will be subject to corporate income tax with respect to the current built-in gain in the assets previously held by such corporation if we sell any of the assets currently held by such corporation prior to October 2014.

•	Eighth, if we receive non-arm’s length income from, or non-arm’s length deductions are incurred by, Sunstone Hotel TRS Lessee Inc., we will be subject to a 100% tax on the amount of our non-arm’s length income.

•	Ninth, if we fail to satisfy a REIT asset test, as described below, due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	Tenth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•	that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•	the beneficial ownership of which is held by 100 or more persons;

•	that, during the last half of each taxable year, has no more than 50% in value of its outstanding stock owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities; and

•	that meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year, and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

We expect that we will satisfy the conditions described in the first through fifth bullet points of the preceding paragraph and believe that we will also satisfy the condition described in the sixth bullet point of the preceding paragraph. In addition, our charter provides for restrictions regarding the ownership and transfer of our common stock. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the second preceding paragraph. The ownership and transfer restrictions pertaining to the common stock are described in the attached prospectus under the heading “Description of Our Capital Stock—Restrictions on Ownership and Transfer.”

If, as in our case, a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate capital share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of Sunstone Hotel Partnership, LLC, or Sunstone Hotel Partnership, in or through which we conduct substantially all of our business, which partnership interests are our principal and only assets, will be treated as assets, liabilities and items of income of ours for purposes of applying the requirements described in this section. In addition, actions taken by Sunstone Hotel Partnership can affect our ability to satisfy the REIT income and assets tests and the determination of whether we have net income from prohibited transactions. (See the fourth bullet point under “—Taxation as a REIT” for a discussion of prohibited transactions.) Accordingly, for purposes of this discussion, when we discuss our actions, income or assets we intend that to include the actions, income or assets of Sunstone Hotel Partnership.

Taxable REIT Subsidiaries

A taxable REIT subsidiary, or TRS, is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.

A TRS is subject to Federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of our TRSs will also be subject to tax, either (1) to us if we do not pay the dividends received to our stockholders as dividends, or (2) to our stockholders if we do pay out the dividends received to our stockholders. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under “—Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the securities of all of the TRSs in which we have invested either directly or indirectly may not represent more than 20% of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 20% of the total value of our assets; however, we cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility as more fully described below under “—Income Tests,” a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

As described below, income we receive from operating or managing hotels is not qualified income for either the 75% or 95% income tests described more fully below under “—Income Tests.” Accordingly, the entity through which we hold an interest in the hotels will lease the hotels to the TRS Lessee, and the TRS Lessee will engage independent third parties to operate the hotels.

A TRS is not permitted to directly or indirectly operate or manage a hotel but a TRS can lease a hotel provided that the TRS meets the following conditions:

•

First, the hotel must be a “qualified lodging facility.” A qualified lodging facility is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. Accordingly, we will not be permitted to have gambling or wagering activity on the premises of any of our hotels or to earn income from gambling or wagering activities.

•	Second, the manager must be an “eligible independent contractor.” An eligible independent contractor is an independent contractor that, at the time the management contract is entered into, is actively engaged in the trade or business of operating qualified lodging facilities for any person not related to the REIT or the TRS. For this purpose, an independent contractor means any person (i) that does not own (taking into account relevant attribution rules) more than 35% of the stock of the REIT, and (ii) with respect to which no person or group owning directly or indirectly (taking into account relevant attribution rules) 35% or more of the REIT owns 35% or more directly or indirectly (taking into account relevant attribution rules) of the ownership interest in the contractor. Accordingly, our TRS Lessee will not directly operate or manage the hotels. Rather, our TRS Lessee will enter into management contracts with hotel management companies which will operate and manage the hotels. To the best of our knowledge and belief, such hotel management companies are eligible independent contractors. The TRS Lessee is permitted to bear the expenses of the eligible independent contractor of operating the hotel pursuant to the management contract.

Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements:

•	First, we must generally derive at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” as defined in the Code, or from certain types of temporary investments. Rents from real property generally include our expenses that are paid or reimbursed by tenants.

•	Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must generally be derived from real property investments as described in the preceding bullet point, dividends (including dividends from a TRS), interest, gain from the sale or disposition of stock or securities or from any combination of these types of sources.

Rents that we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions:

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of receipts or sales. Accordingly, the leases of our hotels to the TRS Lessee are based on the gross receipts of the TRS Lessee from the hotels.

•	Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a TRS under certain circumstances qualify as rents from real property even if we own a 10% or greater interest in the subsidiary. We refer to a tenant in which we own a 10% or greater interest as a “related party tenant.” As described above, it is our business plan that most or all of our rental income will be from the leases to our TRS Lessee.

•	Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•	Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom the REIT derives or receives no income or through a TRS. However, we may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property. In addition, as described more fully below, rent paid by a TRS to a REIT pursuant to a lease of a qualified lodging facility that is managed and operated by an eligible independent contractor can qualify as rents from real property.

The leases to the TRS Lessee provide for a base rent plus a fixed percentage of the gross revenue from operation of the hotel. Each such lease must be a true lease. If the leases to our TRS Lessee are not respected as true leases we could be disqualified as a REIT. While we intend that each lease will be respected as a true lease, the determination of whether a lease is a true lease is inherently a question of fact and circumstances and we cannot assure you that the IRS will not successfully assert that the leases to the TRS Lessee should not be respected as true leases.

Except as described above with respect to the TRS Lessee, we do not expect to derive significant rents from related party tenants. We also do not intend to derive rental income attributable to personal property.

We believe that the leases of the hotels to the TRS Lessee will conform with normal business practice, contain arm’s length terms and that the rent payable under those leases will be treated as rents from real property for purposes of the 75% and 95% gross income tests. However, we cannot assure you that the IRS will not successfully assert a contrary position or that a change in circumstances will not cause a portion of the rent payable under the leases to fail to qualify as “rents from real property.” If such failures were in sufficient amounts, we may not be able to satisfy either or both of the 75% or 95% gross income tests and could lose our REIT status. In addition, if the IRS successfully reapportions or reallocates items of income, deduction and credit among and between us and our TRS Lessee under the leases or any intercompany transaction because it determines that doing so is necessary to prevent the evasion of taxes or to clearly reflect income, we could be subject to a 100% excise tax on those amounts.

While we will monitor the activities of the eligible independent contractor to maximize the value of our hotel investments, neither we nor our TRS Lessee will directly or indirectly manage our hotels. Similarly, while our tenants may benefit from the services we will provide related to monitoring and, when appropriate, advising the eligible independent contractor regarding the management of the hotel for the purpose of maximizing the value of our investments, we do not believe that these activities will cause gross income attributable to the leases with our TRS Lessee to fail to be treated as rents from real property.

Other than as described in the preceding paragraph, we do not expect to perform any services for our tenants. If we were to provide services to a tenant that are other than those landlords usually or customarily provide when renting space for occupancy only, amounts received or accrued by us for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by us during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by us with respect to the property will not qualify as rents from real property, even if we provide the impermissible services to some, but not all, of the tenants of the property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because it is based on a fixed percentage or percentages of receipts or sales.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury Regulations, any income we derive from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction will, however, be nonqualifying for purposes of the 75% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the requirements of other provisions of the Code that allow relief from disqualification as a REIT. We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

For our taxable years ending on or prior to December 31, 2004, we generally may avail ourselves of the relief provisions if:

•	our failure to meet the income tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our Federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

We might not be entitled to the benefit of these relief provisions, however. As discussed in the fifth bullet point under “—Taxation as a REIT,” even if these relief provisions apply, we would have to pay a tax on the excess income.

Asset Tests

At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature of our assets:

•	First, at least 75% of the value of our total assets must be represented by real estate assets, including (a) real estate assets held by our qualified REIT subsidiaries, our allocable share of real estate assets held by partnerships in which we own an interest and stock issued by another REIT, (b) for a period of one year from the date of our receipt of proceeds of an offering of its shares of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

•	Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

•	Third, not more than 20% of our total assets may constitute securities issued by one or more TRSs and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than securities issued by another REIT or by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or total value of any one issuer’s outstanding securities, except in the case of a TRS as described above or certain “straight debt” instruments. For our taxable year beginning January 1, 2005, certain types of securities are disregarded as securities solely for purposes of determining whether we meet the 10% value test described above, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property, and any security issued by a REIT. Also, solely for the purposes of the 10% value test described above, the determination of our interest in the assets of any partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. As a consequence, if the IRS successfully challenges the partnership status of any of the partnerships in which we maintain an interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation we could lose our REIT status.

Certain relief provisions may be available to us if we fail to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter and (b) $10,000,000, and (ii) we dispose of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, we may avoid disqualification as a REIT under any of the asset tests, after the 30 day cure period, by taking steps including (i) the disposition of the nonqualifying assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Annual Distribution Requirement

We are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (1) the sum of (a) 90% of our “real estate investment trust taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will have to pay tax on those amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for that year, (b) 95% of our capital gain net income for that year and (c) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

We intend to satisfy the annual distribution requirements.

From time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when we actually receive income and when we actually pay deductible expenses and (b) when we include the income and deduct the expenses in arriving at our taxable income. If timing differences of this kind occur, to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions to stockholders in any year in which we fail to qualify, nor will we be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable to the stockholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to the statutory relief described in this paragraph in all circumstances.

Tax Basis of Assets

Sunstone Hotel Partnership has made an election under Section 754 of the Code. Accordingly, our proportionate share of the basis of the assets held by Sunstone Hotel Partnership were “stepped up” to fair market value to the extent of the portion of our interest in Sunstone Hotel Partnership that was purchased from Sunstone Hotel Investors, L.L.C., Sunstone/WB Hotel Investors IV, LLC, Sunstone/WB Manhattan Beach, LLC and WB Hotel Investors, LLC (as opposed to the portion that was purchased directly from Sunstone Hotel Partnership in connection with the initial public offering of our common stock in 2004). Our remaining share of Sunstone Hotel Partnership’s basis in its assets, however, was not adjusted in connection with the initial public offering and was generally less than the fair market value of the hotels as of the date of the initial public offering. Furthermore, we intend to generally use the “traditional” method for making allocations under Section 704(c) of the Code as opposed to the “curative” or “remedial” method for making such allocations. As a result, (a) our depreciation deductions with respect to our hotels will be less than the depreciation deductions that would have been available to us had our tax basis been equal to the fair market value of the hotels as of the date of the initial public offering and (b) we may recognize income upon a sale of an asset that is attributable to appreciation in the value of the asset that accrued prior to the date of the initial public offering.

Taxation of Stockholders

U.S. Stockholders.    As used in this section, the term “U.S. stockholder” means a holder of common stock or preferred stock who, for United States Federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States Federal income taxation regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

Taxation of Dividends.    As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. Noncorporate U.S. stockholders will generally not be entitled to the tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends we received from a corporation in which we own shares (but only if such dividends would be eligible for the new lower rate on dividends if paid by the corporation to its individual stockholders), or (b) that is equal to our real estate investment trust taxable income (taking into account the dividends paid deduction available to us) and less any taxes paid by us during our previous taxable year, provided that certain holding period and other requirements are satisfied at both the REIT and individual stockholder level. Noncorporate U.S. stockholders should consult their own tax advisors to determine the impact of tax rates on dividends received from us. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. stockholders that are corporations. Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. stockholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. stockholder has held his common stock or preferred stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

To the extent that we make distributions not designated as capital gain dividends in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. Thus, these distributions will reduce the adjusted basis (but not below zero) which the U.S. stockholder has in our common stock or preferred stock for tax purposes by the amount of the distribution. Distributions in excess of a U.S. stockholder’s adjusted basis in his common stock or preferred stock will be taxable as capital gains.

Dividends authorized by us in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. stockholders holding common stock or preferred stock at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. stockholder required to include the designated amount in determining the stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of such stockholder’s undistributed net capital gains. U.S. stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. stockholders will increase their basis in their common stock or preferred stock by the difference between the amount of the includible gains and the tax deemed paid by the stockholder in respect of these gains.

Distributions made by us and gain arising from a U.S. stockholder’s sale or exchange of our common stock or preferred stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any passive losses against that income or gain.

Sale or Exchange of Common Stock or Preferred Stock

When a U.S. stockholder sells or otherwise disposes of our common stock, or preferred stock, the stockholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition and (b) the holder’s adjusted basis in the common stock, or preferred stock, for tax purposes. The gain or loss will be long-term gain or loss if the U.S. stockholder has held the common stock, or preferred stock, for more than one year. Long-term capital gain of a noncorporate U.S. stockholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. stockholder when the stockholder sells or otherwise disposes of our common stock, or preferred stock, that the stockholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the stockholder from us which were required to be treated as long-term capital gains.

Redemption of Preferred Stock

Our preferred stock is redeemable by us under certain circumstances described in this prospectus supplement. Any redemption of our preferred stock for cash will be a taxable transaction for United States federal income tax purposes. If a redemption for cash by a United States Holder is treated as a sale or redemption of such preferred stock for United States federal income tax purposes, the holder will recognize capital gain or loss equal to the difference between the purchase price and the United States Holder’s adjusted tax basis in the preferred stock redeemed by us. The gain or loss would be long-term capital gain or loss if the holding period for the preferred stock exceeds one year. The deductibility of capital losses may be subject to limitations.

The receipt of cash by a shareholder in redemption of the preferred stock will be treated as a sale or redemption for United States federal income tax purposes if the redemption:

•	is “not essentially equivalent to a dividend” with respect to the holder under Section 302(b)(1) of the Code;

•	is a “substantially disproportionate” redemption with respect to the holder under Section 302(b) (2) of the Code; or

•	results in a “complete termination” of the holder’s stock interest in Sunstone Hotel Investors under Section 302(b)(3) of the Code.

In determining whether any of these tests has been met, a holder must take into account not only preferred stock or any other class of our stock it actually owns, but also any of our stock regardless of class it constructively owns within the meaning of Section 318 of the Code (including stock that is owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the holder has an equity interest as well as stock that may be acquired through options that it owns).

A distribution to a shareholder will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the shareholder’s stock interest (taking into account all shares owned, regardless of class or series) in Sunstone Hotel Investors. Whether the receipt of cash by a shareholder will result in a meaningful reduction of the shareholder’s proportionate interest will depend on the shareholder’s particular facts and circumstances. If, however, as a result of an redemption of preferred stock, a United States Holder whose relative stock interest (actual or constructive) in Sunstone Hotel Investors is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in Sunstone Hotel Investors (including any ownership of stock constructively owned), the holder generally should be regarded as having suffered a “meaningful reduction” in its interest in Sunstone Hotel Investors.

Satisfaction of the “substantially disproportionate” and “complete termination” exceptions is dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. A distribution to a shareholder will be “substantially disproportionate” if the percentage of our outstanding voting stock actually and constructively owned by the shareholder immediately following the redemption of preferred stock (treating preferred stock redeemed as not outstanding) is less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the shareholder immediately before the redemption (treating preferred stock redeemed pursuant to the tender offer as outstanding), and immediately following the redemption the shareholder actually and constructively owns less than 50% of the total combined voting power of Sunstone Hotel Investors. Because our preferred stock is nonvoting stock, a holder would have to reduce such holder’s holdings in any of our classes of voting stock (if any) to satisfy this test.

A distribution to a shareholder will result in a “complete termination” if either (1) all of the preferred stock and all other classes of our stock actually and constructively owned by the shareholder are redeemed or (2) all of the preferred stock and our other classes of stock actually owned by the shareholder are redeemed or otherwise disposed of and the shareholder is eligible to waive, and effectively waives, the attribution of our stock constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code.

Any redemption may not be a redemption of all of our preferred stock. If we were to redeem less than all of the preferred stock, your ability to meet any of the three tests described above might be impaired. In consulting with their tax advisors, shareholders should discuss the consequences of a partial redemption of our preferred stock on the amount of our stock actually and constructively owned by such holder required to produce the desired tax treatment.

If a United States Holder’s receipt of cash attributable to a redemption of our preferred stock for cash does not meet one of the tests of Section 302 of the Code described above, then the cash received by such holder in the tender offer will be treated as a dividend and taxed as described above.

Backup withholding.    We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a stockholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. stockholder that does not provide us with its correct taxpayer identification number. A stockholder may credit any amount paid as backup withholding against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Taxation of tax-exempt stockholders.    The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder is not one of the types of entity described in the next paragraph and has not held its common stock or preferred stock as “debt financed property” within the meaning of the Code, and the common stock are not otherwise used in a trade or business, the dividend income from the common stock or preferred stock will not be unrelated business taxable income to a tax-exempt stockholder. Similarly, income from the sale of common stock or preferred stock will not constitute unrelated business taxable income unless the tax-exempt stockholder has held the common stock or preferred stock as “debt financed property” within the meaning of the Code or has used the common stock in a trade or business.

Income from an investment in our common stock or preferred stock will constitute unrelated business taxable income for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its holding of our common stock or preferred stock. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust which:

•	is described in Section 401(a) of the Code;

•	is tax-exempt under Section 501(a) of the Code; and

•	holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.” A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•	either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. We do not expect to be classified as a pension-held REIT.

The rules described above under the heading “U.S. stockholders” concerning the inclusion of our designated undistributed net capital gains in the income of our stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Non-U.S. Stockholders

The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts who own common stock or preferred stock that are not subject to United States Federal income tax on a net income basis, which we call “non-U.S. stockholders,” are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in the common stock or preferred stock, including any reporting requirements.

Ordinary dividends.    Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. stockholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the common stock or preferred stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. stockholder in the same manner as U.S. stockholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the stockholder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent or (b) the non-U.S. stockholder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, and in either case other applicable requirements are met.

Distributions to a non-U.S. stockholder that are designated by us at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

Return of capital.    Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the non-U.S. stockholder’s common stock or preferred stock. Distributions of this kind will instead reduce the adjusted basis of the common stock or preferred stock. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. stockholder’s common stock or preferred stock, they will give rise to tax liability if the non-U.S. stockholder otherwise would have to pay tax on any gain from the sale or disposition of its common stock or preferred stock, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital gain dividends.    Distributions that are treated by us as a deduction and that are attributable to gain from sales or exchanges by us of U.S. real property interests that are paid with respect to any class of stock which is regularly traded on an established securities market located in the United States and held by a non-U.S. holder who does not own more than 5% of such class of stock at any time during the one year period ending on the date of distribution will be treated as a normal distribution by us, and such distributions will be taxed as described above in “—Ordinary Dividends.”

Distributions which are not described in the preceding paragraph that are attributable to gain from sales or exchanges by us of U.S. real property interests for any year in which we qualify as a REIT, will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA. Under FIRPTA, these distributions are taxed to a non-U.S. stockholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. stockholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals. We are also required by applicable Treasury regulations under this statute to withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. stockholder, withholding does not apply to the distribution under FIRPTA. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. stockholder may credit the amount withheld against its U.S. tax liability.

Sales of common stock or preferred stock.    Gain recognized by a non-U.S. stockholder upon a sale or exchange of our common stock, or preferred stock, generally will not be taxed under the FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. We believe that we are and will continue to be a domestically controlled REIT, and, therefore, that taxation under FIRPTA generally will not apply to the sale of our common stock, or preferred stock. However, gain to which FIRPTA does not apply will be taxable to a non-U.S. stockholder if investment in the common stock, or preferred stock, is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain. In addition, gain to which the FIRPTA does not apply will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains and capital gain dividends.

If we were not a domestically controlled REIT, tax under the FIRPTA would apply to a non-U.S. stockholder’s sale of common stock, or preferred stock, only if the selling non-U.S. stockholder owned more than 5% of the class of common stock, or preferred stock, sold at any time during a specified period. This period is generally the shorter of the period that the non-U.S. stockholder owned the common stock, or preferred stock, sold or the five-year period ending on the date when the stockholder disposed of the common stock, or preferred stock. If tax under FIRPTA applies to the gain on the sale of common stock, or preferred stock, the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Backup withholding and information reporting.    If you are a non-U.S. stockholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments; and

•	the payment of the proceeds from the sale of common stock or preferred stock effected at a U.S. office of a broker,

•	as long as the income associated with these payments is otherwise exempt from U.S. Federal income tax, and

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•	a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of common stock or preferred stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock or preferred stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock or preferred stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Service.

Other Tax Consequences

State or local taxation may apply to us and our stockholders in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares of our common stock or preferred stock.

UNDERWRITING

Subject to the terms and conditions contained in the purchase agreement dated May 4, 2006, Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriter”) has agreed to purchase, and the selling shareholder has agreed to sell to the Underwriter, 4,044,000 shares of our common stock.

The purchase agreement provides that the obligations of the Underwriter to purchase and accept delivery of the shares included in this offering are subject to approval of certain legal matters by its counsel and to certain other conditions. The Underwriter is obligated to purchase and accept delivery of all the shares if it purchases any of the shares.

The Underwriter proposes to initially offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the shares to the public, the Underwriter may change the public offering price. The Underwriter does not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discounts and commissions that the selling stockholder is to pay to the Underwriter in connection with this offering.

Paid by the selling stockholder
Per share	$236
Total	$954,384

In addition to the underwriting discounts and commissions paid by the selling stockholder, the underwriter may receive an amount from investors equivalent to a commission for each share of common stock sold to investors in this offering. Such amount, if any, has not yet been determined.

We estimate that our portion of the total expenses related to this offering will be $125,000.00. The Underwriter has agreed to pay certain expenses of the Company associated with this offering.

We and the selling stockholder have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriter may be required to make because of any of those liabilities.

We have been advised by the Underwriter that:

•	it has not offered or sold and, prior to the expiration of a period of six months from the date of this prospectus supplement, will not offer or sell any shares of common stock offered hereby to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers at Securities Regulations 1995;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA), received by it in connection with the issue or sale of any shares of common stock offered hereby in circumstances in which section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock offered hereby in, from or otherwise involving the United Kingdom; and

•

the offer in The Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks,

stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares of common stock described in this prospectus supplement and the attached prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that have been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares of common stock described in this prospectus supplement and the attached prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Neither this prospectus supplement nor the attached prospectus nor any other offering material relating to the shares of common stock described in this prospectus supplement and the attached prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares of common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor the attached prospectus nor any other offering material relating to the shares of common stock has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares of common stock to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; or

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1° or -2° or -3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares of common stock may be resold directly or indirectly only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

In connection with the offering, the Underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a syndicate short position. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The Underwriter may conduct these transactions on the NYSE or in the over-the-counter market, or otherwise. If the Underwriter commences any of these transactions, it may discontinue them at any time.

The Underwriter has from time to time performed, and may in the future perform, various financial advisory and investment banking services for us for which it has received or will receive customary fees and expenses. In addition, an affiliate of the Underwriter is the lender under our revolving credit facility.

A prospectus and prospectus supplement in electronic format may be made available on the websites maintained by the Underwriter. The Underwriter may allocate a number of shares for sale to its online brokerage account holders. The Underwriters will allocate shares, if at all, so that it may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the Underwriter to securities dealers who resell shares to online brokerage account holders.

Prospectus

8,043,572 Shares Common Stock

4,102,564 Shares Series C Cumulative Convertible Redeemable

Preferred Stock

Sunstone Hotel Investors, Inc.

This prospectus relates to the offering for resale from time to time of up to 8,043,572 shares of common stock and 4,102,564 shares of series C cumulative convertible redeemable preferred stock, which we refer to as series C preferred, including 4,102,564 shares of common stock issuable upon conversion of the series C preferred, by the selling stockholders named in this prospectus and any additional stockholders that may be identified in a supplement to this prospectus or an amendment to the registration statement of which this prospectus forms a part. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

The securities covered by this prospectus are comprised of up to 3,699,572 shares of common stock that may be issued to certain selling stockholders, at our option, upon the redemption of their membership units in Sunstone Hotel Partnership, LLC, and 4,344,000 shares of common stock and 4,102,564 shares of series C preferred, including 4,102,564 shares of common stock issuable upon conversion of the series C preferred, issued or issuable in private placements and the shares of common stock underlying the series C preferred.

Shares of our common stock are subject to ownership and transfer limitations that must be applied to maintain our status as a real estate investment trust, or REIT, which are described under “Description of Stock.”

Our common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “SHO.” On November 15, 2005, the last reported sale price of our common stock was $25.05 per share. There is currently no public trading market for the series C preferred. We will apply to have the series C preferred listed on the NYSE at such time as the distribution of series C preferred meets the applicable listing standards of the NYSE. There can be no assurance such listing will occur.

You should read carefully this prospectus before you invest.

Investing in our securities involves risks. See “ Risk Factors” beginning on page 4 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our principal executive offices are at 903 Calle Amanecer, Suite 100, San Clemente, California 92673. Our telephone number is (949) 369-4000. Our website is located at www.sunstonehotels.com. Information on the website is not deemed to be a part of this prospectus.

The date of this Prospectus is November 17, 2005

You should rely only on the information contained, or incorporated by reference, in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained, or incorporated by reference, in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

This prospectus contains, or incorporates by reference, registered trademarks that are the exclusive property of companies other than us, including Courtyard by Marriott®, Crowne Plaza®, Doubletree®, Embassy Suites Hotels®, Fairmont®, Four Points®, Hawthorn Suites®, Hilton®, Holiday Inn®, Hyatt®, Marriott®, Renaissance®, Residence Inn by Marriott®, Sheraton®, Wyndham® and Starbucks®. We are a party to license agreements or management agreements with the owners of these trademarks, which enable hotels we own to be operated using those trademarks. None of the owners of these trademarks or their affiliates, officers, directors, agents or employees own any of our hotels. None of the owners of these trademarks, or any of their affiliates, officers, directors, agents or employees is an issuer or underwriter of the securities being offered hereby or a participant in this offering. In addition, none of the owners of these trademarks, or any of their officers, directors, agents or employees has or will endorse the offering or assume any liability arising out of or related to the sale or offer of the securities being offered hereby, including any liability or responsibility for any financial statements or other financial information contained, or incorporated by reference, in this prospectus. None of the owners of these trademarks, or any of their officers, directors, agents or employees will receive any proceeds from the sale of the securities in this offering and the purchasers of shares will not receive any interest in the trademarks of such owners.

Unless otherwise indicated, industry statistics are from Smith Travel Research, an independent statistical research service that specializes in the lodging industry. Some of the terms used or incorporated by reference in this prospectus, such as luxury, upper upscale, upscale and midscale, are consistent with Smith Travel Research terms. The category of “luxury” includes Fairmont; the “upper upscale” includes hotels such as Doubletree, Embassy Suites Hotels, Hilton, Hyatt, Marriott, Renaissance and Sheraton; the category of “upscale” includes hotels such as Courtyard by Marriott, Crowne Plaza, Hawthorn Suites, Hilton Garden Inn, Radisson, Residence Inn by Marriott and Wyndham; and the category of “midscale” includes hotels such as Four Points—Sheraton, Holiday Inn, Holiday Inn Express and Holiday Inn Select.

As used in this prospectus, references to the “Contributing Entities” are to Sunstone Hotel Investors, L.L.C., Sunstone/WB Hotel Investors IV, LLC, Sunstone/WB Manhattan Beach, LLC and WB Hotel Investors, LLC, each of which is controlled by Westbrook Real Estate Partners, L.L.C. References to “we,” “our” and “us” are to Sunstone Hotel Investors, Inc. and, except as the context otherwise requires, its consolidated subsidiaries, including Sunstone Hotel Partnership, LLC and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling stockholders. We may also file, from time to time, a prospectus supplement or an amendment to the registration statement of which this prospectus forms a part containing specific information about the selling stockholders and the terms of the securities being offered. That prospectus supplement or amendment may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement or amendment may also add, update, or change information in this prospectus. If there is any supplement or amendment, you should rely on the information in that prospectus supplement or amendment.

RISK FACTORS

Investing in our securities involves risk. In deciding whether to invest in our common stock or series C preferred, you should carefully consider the disclosures in our Annual Report on Form 10-K for the year ended December 31, 2004 as well as the risk factors set forth below, the disclosures in our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, and the other information contained, or incorporated by reference, in this prospectus or any prospectus supplements. The risks and uncertainties described below and in these documents are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of our common stock or series C preferred and your investment could decline.

Risks Related to Our Business

In the recent past, events beyond our control, including an economic slowdown and terrorism, harmed the operating performance of the hotel industry generally and the performance of our hotels, and if these or similar events occur again, our operating and financial results may be harmed by declines in average daily room rates or occupancy.

The performance of the lodging industry has traditionally been closely linked with the performance of the general economy and, specifically, growth in the United States gross domestic product. Revenue per available room, or RevPAR, in the lodging industry declined 6.9% in 2001 and 2.6% in 2002. In 2002, RevPAR for the 52 hotels that we owned at May 31, 2005 decreased 1.2%. The majority of our hotels are classified as upper upscale or upscale hotels. In an economic downturn, these types of hotels may be more susceptible to a decrease in revenue, as compared to hotels in other categories that have lower room rates. This characteristic may result from the fact that upper upscale and upscale hotels generally target business and high-end leisure travelers. In periods of economic difficulties, business and leisure travelers may seek to reduce travel costs by limiting travel or seeking to reduce costs on their trips. In addition, the terrorist attacks of September 11, 2001 had a dramatic adverse effect on business and leisure travel, and on our occupancy and average daily rate, or ADR. Future terrorist activities could have a similarly harmful effect on both the industry and us.

As of September 30, 2005, we had approximately $1.0 billion of outstanding debt, or $1.2 billion on a pro forma basis giving effect to the acquisition of the Hyatt Regency Century Plaza in October 2005. Carrying such debt may harm our financial flexibility or harm our business and financial results by imposing requirements on our business.

Carrying our outstanding debt may harm our business and financial results by:

•	requiring us to use a substantial portion of our funds from operations to make required payments on principal and interest, which will reduce the amount of cash available to us for distributions to our stockholders and for our operations and capital expenditures, future business opportunities and other purposes;

•	making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions;

•	limiting our ability to borrow more money for operations, capital expenditures or to finance acquisitions in the future; and

•	requiring us to sell one or more properties, possibly on disadvantageous terms, in order to make required payments of interest and principal.

We also intend to incur additional debt in connection with future acquisitions of real estate, which may include loans secured by a portfolio of some or all of the hotels we acquire. If necessary or advisable, we may also borrow funds to satisfy the requirement that we distribute to our stockholders at least 90% of our annual REIT taxable income or otherwise to ensure that we maintain our qualification as a REIT for Federal income tax purposes. In addition, at September 30, 2005, we had $29.5 million in outstanding letters of credit.

If we were to default on our secured debt in the future, the loss of our property securing the debt would harm our ability to satisfy other obligations.

A majority of our debt is secured by first deeds of trust on our properties. Using our properties as collateral increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property that secures any loan under which we are in default. For tax purposes, a foreclosure on any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure but would not receive any cash proceeds. As a result, we may be required to identify and utilize other sources of cash for distributions to our stockholders. In addition, because of various cross-collateralization provisions in our notes payable, our default under some of our mortgage debt obligations may result in a default on our other indebtedness. If this occurs, our financial condition, cash flow and ability to satisfy our other debt obligations or ability to pay dividends may be harmed.

We anticipate that we will refinance our indebtedness from time to time to repay our debt, and our inability to refinance on favorable terms, or at all, could harm our operating results.

Since we anticipate that our internally generated cash will be adequate to repay only a portion of our indebtedness prior to maturity, we expect that we will be required to repay debt from time to time through refinancings of our indebtedness and/or offerings of equity or debt. The amount of our existing indebtedness may harm our ability to repay our debt through refinancings. If we are unable to refinance our indebtedness on acceptable terms, or at all, we might be forced to sell one or more of our properties on disadvantageous terms, which might result in losses to us and reduce the amount of cash available to us for distributions to our stockholders. If prevailing interest rates or other factors at the time of any refinancing result in higher interest rates on refinancing, our interest expense would increase, which would harm our operating results.

Financial covenants in our existing notes payable and those notes we may assume may restrict our operating or acquisition activities.

Some of our existing notes payable contain restrictions, requirements and other limitations on our ability to incur additional debt on specific properties, as well as financial covenants relating to the performance of those properties. Our ability to borrow under these agreements is subject to compliance with these financial and other covenants. If we are unable to engage in activities that we believe would benefit those properties or we are unable to incur debt to pursue those activities, our growth may be limited. If we need to obtain consents or waivers from compliance with these covenants, it may take time or cause us to incur additional expenses.

Our revolving credit facility and term loan facility contain financial covenants that could harm our financial condition.

Our revolving credit facility and term loan facility contain financial and operating covenants, including net worth requirements, fixed charge coverage and debt ratios and other limitations on our ability to make distributions or other payments to our stockholders (other than those required by the Internal Revenue Code of 1986, as amended, or the Code), as well as limitations on our ability to sell all or substantially all of our assets and engage in mergers, consolidations and certain acquisitions. Failure to meet our financial covenants could result from, among other things, changes in our results of operations, the incurrence of debt or changes in general economic conditions. Advances under the revolving credit facility are subject to borrowing base requirements based on the hotels securing the facility. These covenants may restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our stockholders. Failure to comply with any of the covenants in our revolving credit facility or term loan facility could result in a default under one or more of our debt instruments. This could cause one or more of our lenders to accelerate the timing of our payment obligations and could harm our business, operations, financial condition or liquidity.

Our organizational documents contain no limitations on the amount of debt we may incur, so we may become too highly leveraged.

Our organizational documents do not limit the amount of indebtedness that we may incur. If we become highly leveraged, then the resulting increase in cash flow that must be used for debt service would reduce cash available for distribution and could harm our ability to make payments on our outstanding indebtedness and our financial condition.

Some of our directors and officers have economic interests in other real estate investments, including hotels, which may result in conflicts and competing demands on their time.

Four of our directors, Messrs. Kazilionis, Paul, Wolff and Dona, are actively involved in the management of entities that invest in real estate, including hotels. Accordingly, these directors may have a conflict of interest in evaluating acquisition opportunities in which we and those entities both have a potential interest. In addition, our executive officers, Messrs. Alter, Kline and Stougaard, have economic interests in other hotel investments and, therefore, may have competing demands on their time.

Some of our directors have conflicts of interest involving Westbrook Real Estate Partners, L.L.C.

Two of our directors, Messrs. Kazilionis and Paul, are Managing Principals of Westbrook Real Estate Partners, L.L.C. In addition, one of our directors, Ms. Behar, is employed by an entity that has investments in funds managed by Westbrook Real Estate Partners, L.L.C. that own interests in the Contributing Entities. Accordingly, these directors may have conflicts of interest in evaluating situations in which we and Westbrook Real Estate Partners, L.L.C. or its affiliates have a conflicting interest.

The Contributing Entities and their affiliates own interests in hotels that compete with us.

The Contributing Entities and their affiliates, including our executive officers, own interests in other hotels in which we have no interest or rights. Some of these hotels are located in the same geographic area as our hotels, and hotels we acquire in the future also may be located in the same geographic area as the hotels owned by the Contributing Entities and their affiliates. Hotels located in the same geographic area compete for business, and this competition may harm our results of operations.

Sales of our common stock by the Contributing Entities may reduce or eliminate the desire of two of our directors to serve on our board.

Messrs. Kazilionis and Paul are Managing Principals of Westbrook Real Estate Partners, L.L.C., which is the managing member of entities that have controlling ownership interests in the Contributing Entities. If the Contributing Entities sell their shares of our common stock, Messrs. Kazilionis and Paul, in light of their role at Westbrook Real Estate Partners, L.L.C., may resign from our board if Westbrook Real Estate Partners, L.L.C., which controls each of the Contributing Entities, no longer has an indirect ownership interest in us. The Contributing Entities and their affiliates beneficially own approximately 7.2% of our common stock assuming full conversion of their membership units of Sunstone Hotel Partnership into shares of our common stock.

We face competition for the acquisition of hotels, and we may not be successful in identifying or completing hotel acquisitions that meet our criteria, which may impede our growth.

One component of our business strategy is expansion through acquisitions, and we may not be successful in identifying or completing acquisitions that are consistent with our strategy. We compete with institutional pension funds, private equity investors, other REITs, owner-operators of hotels, franchise-owned hotels and others who are engaged in the acquisition of hotels. These competitors may affect the supply/demand dynamics and, accordingly, increase the price we must pay for hotels or hotel companies we seek to acquire, and these competitors may succeed in acquiring those hotels or hotel companies themselves. Furthermore, our potential acquisition targets may find our competitors to be more attractive suitors because they may have greater marketing and financial resources, may be willing to pay more or may have a more compatible operating philosophy. In addition, the number of entities competing for suitable hotels may increase in the future, which would increase demand for these hotels and the prices we must pay to acquire them. If we pay higher prices for hotels, our profitability may be reduced. Also, future acquisitions of hotels or hotel companies may not yield the returns we expect and, if financed using our equity, may result in stockholder dilution. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired intangible assets, and the integration of such acquisitions may cause disruptions to our business and may strain management resources.

The acquisition of a portfolio of hotels presents more risks to our business and financial results than the acquisition of a single hotel.

We have focused, and may continue to focus, on the acquisition of multiple hotels in single transactions to seek to reduce acquisition costs per hotel and enable us to expand our hotel portfolio more rapidly. Multiple hotel acquisitions such as the acquisition of the Renaissance Hotels, however, are generally more complex than single hotel acquisitions and, as a result, the risk that they will not be completed is greater. These acquisitions may also result in our owning hotels in geographically dispersed markets, which places additional demands on our ability to actively asset manage the hotels. In addition, we may be required by a seller to purchase a group of hotels as a package, even though one or more of the hotels in the package does not meet our investment criteria. In those events, we expect to attempt to sell the hotels that do not meet our investment criteria, but may not be able to do so on acceptable terms. These hotels may harm our operating results if they operate at a loss or we sell them at a loss. Also, a portfolio of hotels may be more difficult to integrate with our existing hotels than a single hotel, may strain our management resources and may make it more difficult to find one or more management companies to operate the hotels. Any of these risks could harm our operating results.

Most of our hotels are upper upscale and upscale hotels, and the upper upscale and upscale segments of the lodging market are highly competitive and generally subject to greater volatility than other segments of the market, which could harm our profitability.

The upper upscale and upscale segments of the hotel business are highly competitive. Our hotels compete on the basis of location, room rates and quality, service levels, reputation and reservations systems, among many other factors. There are many competitors in our hotel chain scale segments, and many of these competitors have substantially greater marketing and financial resources than we have. This competition could reduce occupancy levels and rental revenue at our hotels, which would harm our operations. Over-building in the hotel industry may increase the number of rooms available and may decrease occupancy and room rates. We also face competition from nationally recognized hotel brands with which we are not associated. In addition, in periods of weak demand, profitability is negatively affected by the relatively high fixed costs of operating upper upscale and upscale hotels when compared to other classes of hotels. For example, from 1998 to 2003, upscale RevPAR growth was lower than RevPAR growth for the overall lodging industry, and from 2001 to 2003, upper upscale RevPAR growth was lower than RevPAR growth for the overall lodging industry.

Rising operating expenses could reduce our cash flow and funds available for future distributions.

Our hotels, and any hotels we buy in the future, are and will be subject to operating risks common to the lodging industry in general. If any hotel is not occupied at a level sufficient to cover our operating expenses, then we could be required to spend additional funds for that hotel’s operating expenses. In the future, our hotels will be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses, which could reduce our cash flow and funds available for future distributions.

Our hotels are geographically concentrated in California and, accordingly, we could be disproportionately harmed by an economic downturn in this area of the country or a natural disaster, such as an earthquake.

Giving effect to the acquisition of the nine hotels we have completed in 2005, approximately 36.1% of our hotels, representing 32.0% of our rooms and 33.6% of our 2004 pro forma revenues, are located in California. The concentration of our hotels in California makes our business disproportionately affected by economic conditions, competition and real and personal property tax rates in California. Natural disasters in California, such as earthquakes, fires or mudslides, would disproportionately affect our hotel portfolio. The California economy and tourism industry, in comparison to other parts of the country, is negatively affected to a greater extent by changes and downturns in certain industries, including the entertainment and high technology industries. It is also possible that because of our California concentration, a change in California laws applicable to hotels and the lodging industry may have a greater impact on us than a change in comparable laws in another geographical area in which we have hotels. Adverse developments in California could harm our revenue or increase our operating expenses in that state.

The results of some of our individual hotels are significantly impacted by group contract business and other large customers, and the loss of such customers for any reason could harm our operating results.

Group contract business and other large customers, or large events, can significantly impact the results of operations of our hotels. These contracts and customers vary from hotel to hotel and change from time to time. Such contracts are typically for a limited period of time after which they may be put up for competitive bidding. The impact and timing of large events, such as the 2002 Winter Olympics, are not always easy to predict and are often episodic in nature. In addition, we incurred a $1.3 million provision for bad debt expense related to a customer at one of our hotels in 2004 and an additional reserve of

$2.1 million taken in 2005 related to a contract interpretation issue with this customer. The operating results for our individual hotels can fluctuate as a result of these factors, possibly in adverse ways, and these fluctuations can affect our overall operating results.

Because most of our hotels are operated under franchise agreements with national franchisors, termination of franchise agreements or circumstances that negatively affect the franchisor itself could cause us to lose business at hotels operated under the franchisor’s name or lead to a default or acceleration of our obligations under certain of our notes payable.

As of September 30, 2005, approximately 95.0% of our hotels, representing 92.9% of our rooms, were operated under franchise or management agreements with national franchisors. In general, under franchise arrangements, the franchisor provides marketing services and room reservations and certain other operating assistance, but requires us, as the franchisee, to pay significant fees to it, and to maintain the hotel in a required condition. If our primary management company, Interstate Hotels & Resorts, Inc, or the Management Company, or other management companies fail to maintain these required standards, then the franchisor may terminate the franchise agreement and obtain damages for any liability we may have caused. Moreover, from time to time, we may receive notices from franchisors regarding our alleged non-compliance with the franchise agreements, and we may disagree with a franchisor’s claim that we are not in compliance with applicable franchise agreements. Any disputes arising under our franchise agreements could also lead to a termination of a franchise agreement and a payment of liquidated damages. Such a termination may trigger a default or acceleration of our obligations under some of our notes payable. In addition, as our agreements expire, we may not be able to renew them on favorable terms or at all. If we were to lose a franchise on a particular hotel, it could harm the operation, financing, financeability or value of that hotel due to the loss of the franchise name, marketing support and centralized reservation system. Moreover, negative publicity affecting a franchisor in general could reduce the revenue we receive from the hotels subject to that particular franchise. Any loss of revenue at a hotel could harm the ability of Sunstone Hotel TRS Lessee Inc., our wholly owned subsidiary, or the TRS Lessee, to whom we have leased our hotels as a result of certain Federal income tax restrictions on lodging REITs, to pay rent to Sunstone Hotel Partnership, LLC and could harm our ability to pay dividends on our common stock or series C preferred.

Our franchisors require us to make capital expenditures pursuant to property improvement plans, or PIPs, under our franchise agreements, and the failure to make the expenditures required under the PIPs could cause the franchisors to terminate the franchise agreements.

As a result of our initial public offering, some of our franchisors required that new franchise agreements be executed with the TRS Lessee or its subsidiaries. As a condition to receiving the new franchise agreements, some of our franchisors required that we make renovations to some of our hotels, which we expect to do as part of our ordinary capital expenditure programs. In addition, upon regular inspection of our hotels, our franchisors may determine that additional renovations are required to bring the physical condition of our hotels into compliance with the specifications and standards each franchisor has developed in connection with the operation of our hotels. In connection with the acquisitions of hotels, franchisors may also require PIPs. The franchisors generally set forth their renovation requirements in PIPs and if we do not satisfy the PIP renovation requirements pursuant to the franchisor’s criteria, the franchisor will have the right to terminate the applicable franchise agreement. In addition, in the event that we are in default under any franchise agreement as a result of our failure to comply with the PIP requirements, in general, we will be required to pay the franchisor liquidated damages, generally equal to a percentage of gross room revenue for the preceding two-, three- or five-year period for the hotel or a percentage of gross room revenue for the preceding twelve-month period for all hotels operated under the franchised brand if the hotel has not been operating for at least two years.

Our hotels have an ongoing need for renovations and other capital improvements, some of which are mandated by applicable laws or regulations or agreements with third parties, and the costs of such improvements may exceed our expectations or cause other problems.

In addition to capital expenditures required by our franchise and loan agreements, we will need to make capital expenditures to comply with applicable laws and regulations, remain competitive with other hotels and maintain the economic value of our hotels. In connection with our recently completed acquisitions we expect to make a total of approximately $80.0 million of capital expenditures. Occupancy and ADR are often affected by the maintenance and improvements at a hotel. The costs of capital improvements we need or choose to make could harm our financial condition and reduce amounts available for distribution to our stockholders. These capital improvements may give rise to the following additional risks, among others:

•	construction cost overruns and delays;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on affordable terms;

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun;

•	disruption in service and room availability causing reduced demand, occupancy and rates;

•	possible environmental problems; and

•	disputes with franchisors regarding our compliance with the requirements under the relevant franchise agreement.

Our returns depend on management of our hotels by third parties and, in particular, on the performance of Interstate Hotels & Resorts, Inc., or the Management Company.

In order to qualify as a REIT under the Code, we cannot directly operate our hotels or participate in the decisions affecting the daily operations of our hotels. Accordingly, we must enter into management agreements with eligible independent contractors to manage the hotels. Thus, independent management companies, including, among others, the Management Company, under management agreements with us, control the daily operations of our hotels.

The Management Company manages and operates 48 of our 61 hotels pursuant to management agreements with the TRS Lessee or its subsidiaries. Five of our remaining hotels are managed by Marriott or Hyatt under existing management agreements, six Renaissance Hotels are managed by Renaissance Hotel Operating Company, one recently acquired hotel is operated pursuant to a management agreement with Fairmont Hotels & Resorts (U.S.) Inc. and one is operated pursuant to a management agreement with Hyatt. Under the terms of these management agreements, although we actively participate in setting operating strategies, we do not have the authority to require any hotel to be operated in a particular manner or to govern any particular aspect of the daily operations of any hotel (e.g., setting room rates, etc.). We depend on these independent management companies to adequately operate our hotels as provided in the applicable management agreements. Thus, even if we believe a hotel is being operated inefficiently or in a manner that does not result in satisfactory ADR, occupancy rates and RevPAR, we may not have a contractual right to cause an independent management company to change its method of operation at our hotels. We can only seek redress if a management company violates the terms of its applicable management agreement with us or fails to meet performance objectives set forth in the applicable management agreement, and then only to the extent of the remedies provided in the management agreement. Additionally, while our management agreements typically provide for limited contractual penalties in the event that we terminate the applicable management agreement upon an event of default and, therefore, need to replace any of our management companies, those events could result in significant disruptions at the affected hotels upon the termination of a manager. If any of the foregoing occurs, our relationships with franchisors may be damaged, and we may be in breach of one or more of our franchise agreements.

Therefore, we are dependent to a large degree on the operating performance of the Management Company and its ability to generate revenue at our hotels in excess of our operating expenses. We cannot assure you that the Management Company will successfully manage our hotels. A failure by the Management Company to successfully manage our hotels could lead to an increase in our operating expenses or a decrease in our revenue, which would reduce the amount available for dividends on our common stock. In addition, the management companies may operate other hotels that may compete with our hotels or divert attention away from the management of our hotels.

Our contractual arrangements with the Management Company are relatively new. Accordingly, we cannot assure you that our relationship with the Management Company will be satisfactory to us, or that our expectations regarding the quality and effectiveness of its performance will be met. As a result, the management agreements with the Management Company could be terminated by us prior to the expiration of their respective terms, which would be disruptive to our business and could harm our profitability and cash flow.

Because we are a REIT, we depend on the TRS Lessee to make rent payments to us, and its inability to do so could harm our revenue and our ability to make distributions to our stockholders.

Due to certain Federal income tax restrictions on hotel REITs, we cannot directly operate our hotel properties. Therefore, we leased our hotel properties to the TRS Lessee, who contracted with the Management Company and other third party hotel managers to manage our hotels. Our revenue and our ability to make distributions to our stockholders will depend solely upon the ability of the TRS Lessee to make rent payments under these leases. In general, under the leases with the TRS Lessee, we will receive from the TRS Lessee both base rent and percentage rent based upon a percentage of gross revenue above a certain minimum level. As a result, we participate in the economic operations of our hotels only through our share of gross revenue under the leases.

The TRS Lessee’s ability to pay rent will be affected by factors beyond its control, such as changes in general economic conditions, the level of demand for hotels and the related services of our hotels, competition in the lodging and hospitality industry, the ability to maintain and increase gross revenue at our hotels and other factors relating to the operations of our hotels.

Although failure on the part of the TRS Lessee to materially comply with the terms of a lease (including failure to pay rent when due) will give us the right to terminate the lease, repossess the hotel and enforce the payment obligations under the lease, such steps may not provide us with any substantive relief since the TRS Lessee is our subsidiary. If we were to terminate a lease, we would then be required to find another lessee to lease the hotel since we cannot operate hotel properties directly and remain qualified as a REIT. We cannot assure you that we would be able to find another lessee or that, if another lessee were found, we would be able to enter into a new lease on terms as favorable to us.

Because land underlying eleven of our hotels is held by ground leases, termination of these leases by the ground lessors could cause us to lose the ability to operate these hotels altogether and incur substantial costs in restoring the premises.

Our rights to use the land underlying 11 of our hotels is based upon our interest under long-term ground or air leases. Pursuant to the terms of the ground or air leases for these hotels, we are required to pay all rent due and comply with all other lessee obligations under the ground or air leases. As of December 31, 2004, the terms of these ground or air leases (including renewal options) range from 43 to 92 years. Any pledge of our interest in a ground or air lease may also require the consent of the applicable ground lessor and its lenders. As a result, we may not be able to sell, assign, transfer or convey our lessee’s interest in any hotel subject to a ground or air lease in the future absent consent of such third parties even if such transactions may be in the best interest of our stockholders.

The ground or air lessor may require us, at the expiration or termination of the ground or air leases, to surrender or remove any improvements, alterations or additions to the land at our own expense. The ground or air leases also generally require us to restore the premises following a casualty or taking and to apply in a specified manner any proceeds received in connection therewith. We may have to restore the premises if a material casualty, such as a fire or an act of God, occurs and the cost thereof exceeds available insurance proceeds.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates.

We use various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. When rates change, we expect to record a gain or loss on derivatives. Our hedging activities may include entering into interest rate swaps, caps and floors and options to purchase these items. We currently use interest rate caps to manage our interest rate risks related to our variable rate indebtedness; however, our actual hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our currently anticipated hedging strategy. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses, and such losses could harm our results of operations, financial condition and business prospects.

In addition, we also may be limited in the type and amount of hedging transactions we may use in the future by our need to satisfy the REIT income tests under the Code. Only income from certain hedging transactions qualifies for purposes of the 95% gross income test, and no hedging income qualifies for purposes of the 75% gross income test. As a result, our ability to effectively hedge against changes in interest rates could be limited, and our earnings could be reduced and could vary more from period to period.

Risks Related to the Common Stock Offered Hereby

Shares available for future sale could cause the market price of our common stock to drop significantly, even if our business is doing well.

As of September 30, 2005, we have 55,320,447 (including, without limitation, the shares covered by this prospectus) shares of our common stock and membership units outstanding. Of the common stock, 5,993,554 were sold in September 2005, 24,625,000 shares were sold in connection with our initial public offering and 3,000,000 shares were sold in June 2005, all of which are freely tradable without restriction, except for any shares purchased by our “affiliates,” as that term is used in Rule 144 of the Securities Act. Affiliates may only sell their shares pursuant to the requirements of Rule 144, in a registered public offering or pursuant to an exemption under the Securities Act. Furthermore, 3,699,572 shares of common stock issuable to the Contributing Entities upon exchange of their membership units in Sunstone Hotel Partnership, 300,000 shares of common stock issued or issuable to Security Capital Preferred Growth Incorporated, 4,102,564 shares of common stock issuable to Security Capital Preferred Growth Incorporated upon conversion of the same number of shares of series C preferred and 4,044,000 shares of common stock issued to GIC Real Estate, may be sold by the selling stockholders in the public market pursuant to this prospectus. In addition, all shares of our common stock that we may issue under our 2004 long-term incentive plan have been registered and can be freely sold in the public market after vesting.

The sale of these shares could cause the market price of our common stock to decline significantly and could impair our ability to raise capital through the sale of additional stock.

The terms of our management agreements with the Management Company were negotiated by us and Sunstone Hotel Investors, L.L.C., which had a conflict of interest because of the payment it received from the Management Company for its interests in the subsidiary that managed our hotels prior to the formation and structuring transactions consummated at the time of our initial public offering.

The terms of the management agreements with the Management Company are the result of negotiations among us, Sunstone Hotel Investors, L.L.C. and the Management Company. At the time of the formation and structuring transactions, the Management Company purchased from Sunstone Hotel Investors the corporate subsidiary that managed our hotels and employed the employees of our hotels and paid $8.0 million in cash to Sunstone Hotel Investors, L.L.C.; this payment was not contributed to us in the formation and structuring transactions that took place at the time of our initial public offering. As a result of this payment, Sunstone Hotel Investors, L.L.C. had a conflict of interest with us in negotiating the management agreements with the Management Company.

We could be exposed to substantial liabilities for events or circumstances that predate the consummation of our initial public offering.

In connection with the contribution by the Contributing Entities of the hotel properties and entities to us in connection with the formation and structuring transactions consummated at the time of our initial public offering, we assumed the liabilities (known and unknown) associated with those properties and entities that were incurred prior to the consummation of the formation and structuring transactions. In addition, in connection with the Management Company’s agreement to purchase the corporate subsidiary of Sunstone Hotel Investors, L.L.C. that managed our hotels and employed the employees of our hotels, the Management Company required that we indemnify it from any liabilities of the corporate subsidiary that accrued prior to the consummation of our initial public offering. These potential liabilities may include, without limitation, liabilities associated with the employees who currently work or previously worked for the corporate subsidiary. At this time, we are not aware of, or able to quantify, any potential liabilities which may arise as a result of our acquisition of the hotel properties and entities in these formation and structuring transactions or the indemnification of the Management Company. Any such claims could give rise to economic liabilities which could be substantial and for which we would have no recourse. If any such liability is established against us, our financial condition could be harmed.

The market price of our equity securities may vary substantially.

The trading prices of equity securities issued by REITs may be affected by changes in market interest rates. One of the factors that may influence the price of our common stock or preferred stock in public trading markets is the annual yield from distributions on our common stock or preferred stock, if any, as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to stockholders, may lead prospective purchasers of our stock to demand a higher annual yield, which could reduce the market price of our equity securities.

Other factors that could affect the market price of our equity securities include the following:

•	actual or anticipated variations in our quarterly or annual results of operations;

•	changes in market valuations of companies in the hotel or real estate industries;

•	changes in expectations of our future financial performance or changes in our estimates by securities analysts;

•	the trading volumes of our stock;

•	the reputation and performance of our franchisors;

•	the reputation and performance of the Management Company and our other management companies;

•	additional issuances of our common stock or other securities, including the issuance of our preferred stock, in the foreseeable future;

•	the addition or departure of key personnel or board members;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances;

•	adverse market reaction to any increased indebtedness we incur in the future; and

•	general market, economic and political conditions and world events.

Our distributions to stockholders may change.

We paid a quarterly dividend of $0.285 per share of common stock and membership unit, a quarterly dividend of $0.50 per share of series A cumulative redeemable preferred stock, or the series A preferred, and a quarterly dividend of $0.393 per share of series C preferred on October 14, 2005 to stockholders of record on September 30, 2005. Distributions will be authorized and determined by our board of directors in its sole discretion from time to time and will be dependent upon a number of factors, including restrictions under applicable law and our capital requirements. Consequently, our dividend levels may fluctuate.

Risk Factors Relating to the Series C Preferred Offered Hereby

Our series C preferred does not have an established trading market, which may negatively impact its market value and your ability to transfer or sell your shares, and the series C preferred have no stated maturity date.

Our series C preferred is a newly issued security with no established trading market. Because the series C preferred does not have a stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We will apply to have the series C preferred listed on the NYSE at such time as the distribution of series C preferred meets the applicable listing standards of the NYSE; however, we cannot assure you that the series C preferred will be approved for listing. An active trading market for the series C preferred may not develop or, even if it develops, may not last, in which case the trading price of the series C preferred could be adversely affected.

The market value of the series C preferred could be substantially affected by various factors.

As with other publicly-traded securities, the trading price for the series C preferred will depend on many factors, which may change from time to time, including:

•	the market price for our common stock and our preferred stock;

•	any increases in prevailing interest rates, which may negatively affect the market for the series C preferred;

•	the market for similar securities;

•	additional issuances of other series or classes of preferred shares;

•	general economic conditions or conditions in the financial or real estate markets; and

•	our financial condition, performance and prospects.

Our series C preferred has not been rated and is subordinated to our existing and future debt, and there are no restriction on the issuance of parity preferred securities.

Our series C preferred has not been rated by any nationally recognized statistical rating organization, which may negatively affect its market value and your ability to sell them. The payment of amounts due on the series C preferred will be subordinated to all of our existing and future debt, including our revolving credit facility and term loan facility. We may also issue additional preferred shares in the future which are on a parity with (or, upon the affirmative vote or consent of the holders of two-thirds of the outstanding series A preferred and each other class or series of preferred stock ranking on a parity with the series C preferred which are entitled to similar voting rights, voting as a single class, senior to) the series C preferred with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. Any of these factors may affect the trading price for the series C preferred.

Risks Related to Our Organization and Structure

The Contributing Entities may exercise significant control over our company and possibly delay, prevent or cause us to defer taking actions that would be beneficial to our other stockholders.

As of September 30, 2005, the Contributing Entities and their affiliates beneficially owned approximately 7.2% of our common stock, assuming full conversion of their membership units of Sunstone Hotel Partnership into shares of our common stock. Accordingly, the Contributing Entities and their affiliates are able to exercise significant control over the outcome of substantially all matters required to be submitted to our stockholders for approval, including decisions relating to the election of our board of directors, and influence the determination of our day-to-day corporate and management policies, the appointment of executive officers, the amount of distributions, the timing of additional offerings (including offerings of our securities held by them) and the terms of the management agreements with the Management Company and the other independent management companies and the leases with the TRS Lessee. In addition, we have entered into an agreement with the Contributing Entities pursuant to which the Contributing Entities, acting as a group, have the right to require our board of directors and nominating and corporate governance committee to nominate up to two of their designees to our board of directors with the actual number at any time dependent on their percentage ownership interest in us at that time. Also, the Contributing Entities and their affiliates are able to exercise significant control over the outcome of any proposed merger or consolidation of our company under Maryland law. The Contributing Entities and their affiliates’ ownership interest in our company may discourage third parties from seeking to acquire control of our company, which may harm the market price of our shares of common stock.

Provisions of Maryland law and our organizational documents may limit the ability of a third party to acquire control of our company and may depress our stock price.

Provisions of Maryland law and our charter and bylaws could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of us, and may have the effect of entrenching our management and members of our board of directors, regardless of performance. These provisions include the following:

Aggregate Share and Common Share Ownership Limits. In order for us to qualify as a REIT, no more than 50% of the value of outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals at any time during the last half of each taxable year. To assure that we will not fail to qualify as a REIT under this test, subject to some exceptions, our charter prohibits any stockholder from owning actually or constructively more than 9.8% (in number or value, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% of the value of the outstanding shares of our capital stock. Any attempt to own or transfer shares of our capital stock in excess of the ownership limit without the consent of our board of directors will be void and could result in the shares (and all dividends thereon) being automatically transferred to a charitable trust. Our board of directors may not consent to such a transfer if it would result in the termination of our status as a REIT. This ownership limitation may prevent a third party from acquiring control of us if our board of directors does not grant an exemption from the ownership limitation, even if our stockholders believe the change of control is in their best interests. The Contributing Entities and their affiliates constructively own approximately 9.7% of the outstanding shares of our common stock prior to this offering.

Authority to Issue Stock. Our charter authorizes our board of directors to cause us to issue up to 500,000,000 shares of common stock and up to 100,000,000 shares of preferred stock. Our charter authorizes our board of directors to amend our charter without stockholder approval to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of our stock that it has authority to issue, to classify or reclassify any unissued shares of our common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares. Issuances of additional shares of stock may have the effect of delaying or preventing a change in control of our company, including change of control transactions offering a premium over the market price of shares of our common stock, even if our stockholders believe that a change of control is in their interest.

Number of directors, board vacancies, term of office. Under our charter and bylaws, we have elected to be subject to certain provisions of Maryland law which vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders, and until his or her successor is elected and qualifies. As a result, stockholder influence over these matters is limited.

Limitation on stockholder requested special meetings. Our bylaws provide that our stockholders have the right to call a special meeting only upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast by the stockholders at such meeting. This provision makes it more difficult for stockholders to call special meetings.

Advance notice provisions for stockholder nominations and proposals. Our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of our stockholders. This bylaw provision limits the ability of our stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

Exclusive authority of our board to amend our bylaws. Our bylaws provide that our board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws or to make new bylaws, except with respect to amendments to the provision of our bylaws regarding our opt out of the Maryland business combination and control share acquisition statutes. Thus, our stockholders may not effect any changes to our bylaws.

Duties of directors. Maryland law requires that a director perform his or her duties (1) in good faith, (2) in a manner he or she reasonably believes to be in the best interests of the corporation and (3) with the care that an ordinary prudent person in a like position would use in similar circumstances. The duties of directors of Maryland corporations do not require them to (1) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (2) authorize the corporation to redeem any rights under, of modify or render inapplicable, any stockholders rights plan, (3) make a determination under the Maryland business combination act or the Maryland control share acquisition act or (4) act or fail to act solely because of the effect the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law. These provisions increase the ability of our directors to respond to a takeover and may make it more difficult for a third party to effect an unsolicited takeover.

Unsolicited Takeover Provisions. Provisions of Maryland law permit the board of a corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors, without stockholder approval, to implement possible takeover defenses, such as a classified board. These provisions may make it more difficult for a third party to effect a takeover.

Our management team has a limited history of operating a REIT and managing a public company, which may give rise to inefficiencies or strain our operations and resources.

We have recently been organized and we have a limited operating history as a REIT. Our management team operated our business as a privately-owned company for the five years prior to our initial public offering in October 2004 and, therefore, other than Mr. Alter, had no experience operating a REIT and managing a publicly-owned company. We will need to continue to develop control systems and procedures adequate to support a public REIT, and this transition could place a significant strain on our management systems, infrastructure, financial condition and other resources.

We rely on our executive officers, the loss of whom could significantly harm our business.

Our continued success will depend to a significant extent on the efforts and abilities of our executive officers, especially Messrs. Alter, Kline and Stougaard. These individuals are important to our business and strategy and to the extent that any of them departs and is not replaced with an experienced substitute, such person’s departure could harm our operations, financial condition and operating results.

Because we made changes to our operations and to qualify and elect to be treated as a REIT, our future financial performance may be affected by unanticipated changes and may differ materially from our historical and pro forma performance.

The historical financial data incorporated by reference in this prospectus is the historical financial data for us and our predecessor companies. Our initial public offering resulted in changes to our assets and operations that are reflected in our pro forma financial data for 2004. We are unable to predict all changes that will result under our new structure, including our agreements with the Management Company. Accordingly, you should not rely on our historical or pro forma financial data as a predictor of our future performance.

Our insurance arrangements with affiliates of Westbrook Real Estate Partners, L.L.C. expose us to expense and coverage risks.

Our environmental insurance coverage also relates to affiliates of Westbrook Real Estate Partners, L.L.C. and other hotels owned by them and our executive officers. We expect to obtain our own insurance, which we expect to be more expensive. In addition, if claims or losses are experienced under the current policy that do not relate to us, the amount of coverage available to us would be reduced.

Risks Related to the Lodging and Real Estate Industries

A number of factors, many of which are common to the lodging industry and beyond our control, could affect our business, including the following:

•	increased threat of terrorism, terrorist events, airline strikes or other factors that may affect travel patterns and reduce the number of business and commercial travelers and tourists and other factors that may not be offset by increased room rates;

•	increased competition from other hotels in our markets;

•	new hotel supply in our markets, which could harm our occupancy levels and revenue at our hotels;

•	dependence on business and commercial travel, leisure travel and tourism;

•	increases in operating costs due to inflation, labor costs (including the impact of unionization), workers’ compensation and health-care related costs, utility costs, insurance and unanticipated costs such as acts of nature and their consequences and other factors that may not be offset by increased room rates;

•	changes in interest rates and in the availability, cost and terms of debt financing and other changes in our business that adversely affect our ability to comply with covenants in our debt financing;

•	changes in our relationships with, and the performance and reputation of, the Management Company and our other management companies and franchisors;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	adverse effects of international market conditions, which may diminish the desire for leisure travel or the need for business travel, as well as national, regional and local economic and market conditions in which our hotels operate and where our customers live; and

•	adverse effects of a downturn in the lodging industry.

These factors could harm our financial condition, results of operations and ability to make distributions to our stockholders.

The hotel business is seasonal and seasonal variations in revenue at our hotels can be expected to cause quarterly fluctuations in our revenue.

Our revenue is generally highest in the second and third quarters. Quarterly revenue also may be harmed by events beyond our control, such as extreme weather conditions, terrorist attacks or alerts, contagious diseases, airline strikes, economic factors and other considerations affecting travel. To the extent that cash flow from operations is insufficient during any quarter due to temporary or seasonal fluctuations in revenue, we may have to enter into short-term borrowings to make distributions to our stockholders.

The threat of terrorism has harmed the hotel industry generally, including our results of operations, and these harmful effects may continue or worsen, particularly if there are further terrorist events.

The threat of terrorism has had a negative impact on hotel operations and caused a significant decrease in hotel occupancy and ADRs due to disruptions in business and leisure travel patterns and concerns about travel safety. Hotels in major metropolitan areas and near airports, such as many of our hotels, have been harmed due to concerns about air travel safety and a significant overall decrease in the amount of air travel, particularly transient business travel, which includes the corporate and premium business segments that generally pay the highest average room rates. Future terrorist acts, terrorism alerts or outbreaks of hostilities could have a negative effect on travel and, correspondingly, on our business.

The attacks of September 11, 2001 had a dramatic adverse impact on business and leisure travel, hotel occupancy and RevPAR. While there have been recent improvements, the uncertainty associated with the continuing war on terrorism and the possibility of future attacks may continue to hamper business and leisure travel patterns and, accordingly, the performance of our business.

The use of Internet travel intermediaries by consumers may harm our profitability as a result of increased commissions or lower room rates.

Some of our hotel rooms are booked through independent, third party Internet travel intermediaries such as Travelocity.com, Expedia.com, Orbitz.com and Hotels.com. For the year 2004, 1.7% of our room revenues (on a pro forma basis to reflect the formation and structuring transactions consummated at the time of our initial public offering) were attributable to bookings through these intermediaries. As we may continue to selectively use these third party Internet intermediaries to generate sales, they may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us. If the amount of sales made through Internet intermediaries increases significantly and we fail to appropriately price room inventory in a manner that maximizes yields, or we are unable to do so, our room revenue may flatten or decrease and our profitability may decline.

The illiquidity of real estate investments and the lack of alternative uses of hotel properties could significantly limit our ability to respond to adverse changes in the performance of our hotels and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more of our hotels in response to changing economic, financial and investment conditions is limited. The real estate market, including our hotels, is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We may not be able to sell any of our hotels on favorable terms. It may take a long time to find a willing purchaser and to close the sale of a hotel if we want to sell. Should we decide to sell a hotel during the term of that particular hotel’s management agreement, we may have to pay termination fees, which could be substantial, to the appropriate management company.

In addition, hotels may not readily be converted to alternative uses if they were to become unprofitable due to competition, age of improvements, decreased demand or other factors. The conversion of a hotel to alternative uses would also generally require substantial capital expenditures and may give rise to substantial payments to our franchisors, management companies and lenders.

We may be required to expend funds to correct defects or to make improvements before a hotel can be sold. We may not have funds available to correct those defects or to make those improvements and, as a result, our ability to sell the hotel would be restricted. In acquiring a hotel, we may agree to lock-out provisions that materially restrict us from selling that hotel for a period of time or impose other restrictions on us, such as a limitation on the amount of debt that can be placed or repaid on that hotel to address specific concerns of sellers. These lock-out provisions would restrict our ability to sell a hotel. These factors and any others that would impede our ability to respond to adverse changes in the performance of our hotels could harm our financial condition and results of operations.

Claims by persons relating to our properties could affect the attractiveness of our hotels or cause us to incur additional expenses.

We could incur liabilities resulting from loss or injury to our hotels or to persons at our hotels. These losses could be attributable to us or result from actions taken by a management company, including the Management Company. Claims such as these, whether or not they have merit, could harm the reputation of a hotel or cause us to incur expenses to the extent of insurance deductibles or losses in excess of policy limitations, which could harm our results of operations.

Uninsured and underinsured losses could harm our financial condition, results of operations and ability to make distributions to our stockholders.

Various types of catastrophic losses, such as losses due to wars, terrorist acts, earthquakes, floods, hurricanes, pollution or environmental matters, generally are either uninsurable or not economically insurable, or may be subject to insurance coverage limitations, such as large deductibles or co-payments. Of our 61 hotels, 22 are located in California, which has been historically at greater risk to certain acts of nature (such as fires and earthquakes) than other states.

In the event of a catastrophic loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any notes payable or other financial obligations related to the property, in addition to obligations to our ground lessors, franchisors and managers. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed hotel.

Since September 11, 2001, it has generally become more difficult and expensive to obtain property and casualty insurance, including coverage for terrorism. When our current insurance policies expire, we may encounter difficulty in obtaining or renewing property or casualty insurance on our hotels at the same levels of coverage and under similar terms. Such insurance may be more limited and for some catastrophic risks (e.g., earthquake, fire, flood and terrorism) may not be generally available at current levels. Even if we are able to renew our policies or to obtain new policies at levels and with limitations consistent with our current policies, we cannot be sure that we will be able to obtain such insurance at premium rates that are commercially reasonable. If we are unable to obtain adequate insurance on our hotels for certain risks, it could cause us to be in default under specific covenants on certain of our indebtedness or other contractual commitments we have to our ground lessors, franchisors and managers which require us to maintain adequate insurance on our properties to protect against the risk of loss. If this were to occur, or if we were unable to obtain adequate insurance and our properties experienced damages which would otherwise have been covered by insurance, it could harm our financial condition and results of operations.

Laws and governmental regulations may restrict the ways in which we use our hotel properties and increase the cost of compliance with such regulations. Noncompliance with such regulations could subject us to penalties, loss of value of our properties or civil damages.

Our hotel properties are subject to various Federal, state and local laws relating to the environment, fire and safety and access and use by disabled persons. Under these laws, courts and government agencies have the authority to require us, if we are the owner of a contaminated property, to clean up the property, even if we did not know of or were not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property. Under such environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, to pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos while staying in or working at a hotel may seek to recover damages for injuries suffered. Additionally, some of these environmental laws restrict the use of a property or place conditions on various activities. For example, some laws require a business using chemicals (such as swimming pool chemicals at a hotel) to manage them carefully and to notify local officials that the chemicals are being used.

We could be responsible for the types of costs discussed above. The costs to clean up a contaminated property, to defend against a claim or to comply with environmental laws could be material and could reduce the funds available for distribution to our stockholders. Future laws or regulations may impose material environmental liabilities on us, or the current environmental condition of our hotel properties may be affected by the condition of the properties in the vicinity of our hotels (such as the presence of leaking underground storage tanks) or by third parties unrelated to us. Our hotel properties are also subject to the Americans with Disabilities Act of 1990, or the ADA. Under the ADA, all public accommodations must meet various Federal requirements related to access and use by disabled persons. Compliance with the ADA’s requirements could require removal of access barriers and non-compliance could result in the U.S. government imposing fines or in private litigants’ winning damages. If we are required to make substantial modifications to our hotels, whether to comply with the ADA or other changes in governmental rules and regulations, our financial condition, results of operations and the ability to make distributions to our stockholders could be harmed. In addition, we are required to operate our hotel properties and laundry facilities in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and become applicable to our properties.

Tax and Employee Benefit Plan Risks

Your investment has various Federal income tax risks.

Although the provisions of the Code relevant to your investment are generally described in “U.S. Federal Income Tax Considerations,” we strongly urge you to consult your own tax advisor concerning the effects of Federal, state and local income tax law on an investment in our common stock or series C preferred and on your individual tax situation.

If we fail to qualify as a REIT, our distributions will not be deductible by us and our income will be subject to Federal taxation, reducing our cash available for distribution.

We are a REIT under the Code which affords us significant tax advantages. The requirements for qualifying as a REIT, however, are complex. If we fail to meet these requirements, our distributions will not be deductible by us and we will have to pay a corporate Federal level tax on our income. This would substantially reduce our cash available to pay distributions and your yield on your investment in our common stock. In addition, such a tax liability might cause us to borrow funds, liquidate some of our investments or take other steps which could negatively affect our results of operations. Moreover, if our REIT status is terminated because of our failure to meet a technical REIT requirement or if we voluntarily revoke our election, we would generally be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

Even as a REIT, we may become subject to Federal, state or local taxes on our income or property, reducing our cash available for distribution.

Even as a REIT, we may become subject to Federal income taxes and related state taxes. For example, if we have net income from a “prohibited transaction,” that income will be subject to a 100% tax. A “prohibited transaction” is, in general, the sale or other disposition of inventory or property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our property and pay Federal income tax directly on that income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of that tax liability.

We may also be subject to state and local taxes on our income or property, either directly or at the level of our operating partnership or at the level of the other companies through which we indirectly own our assets. We cannot assure you that we will be able to continue to satisfy the REIT requirements, or that it will be in our best interests to continue to do so.

In view of the complexity of the tax aspects of this offering, particularly in light of the fact that some of the tax aspects of this offering will not be the same for all investors, prospective investors are strongly advised to consult their own tax advisors with specific reference to their own tax situation prior to an investment in shares of our common stock or series C preferred.

If the leases of our hotels to our taxable REIT subsidiary are not respected as true leases for Federal income tax purposes, we would fail to qualify as a REIT.

To qualify as a REIT, we must satisfy two gross income tests, under which specified percentages of our gross income must be passive income, like rent. For the rent paid pursuant to the leases of our hotels to Sunstone Hotel Partnership by our taxable REIT subsidiary, the TRS Lessee, which constitutes substantially all of our gross income, to qualify for purposes of the gross income tests, the leases must be respected as true leases for Federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. If the leases are not respected as true leases for Federal income tax purposes, we would fail to qualify as a REIT.

Our taxable REIT subsidiary is subject to special rules that may result in increased taxes.

Several Code provisions ensure that a taxable REIT subsidiary is subject to an appropriate level of Federal income taxation. For example, a taxable REIT subsidiary, such as the TRS Lessee, is limited in its ability to deduct interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives if the economic arrangements between us and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties. The IRS may successfully assert that the economic arrangements of any of our inter-company transactions, including the hotel leases, are not comparable to similar arrangements between unrelated parties.

We may be required to pay a penalty tax upon the sale of a hotel.

The Federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under current law, unless a sale of real property qualifies for a safe harbor, the question of whether the sale of a hotel (or other property) constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We may make sales that do not satisfy the requirements of the safe harbors or the IRS may successfully assert that one or more of our sales are prohibited transactions and, therefore, we may be required to pay a penalty tax.

We also may be subject to corporate level income tax on certain built-in gains.

We hold certain properties acquired from C corporations (and may acquire additional such properties in the future), in which we must adopt the C corporation’s tax basis in that asset as our tax basis. If we sell any such property within ten years of the date on which we acquire it, then we will have to pay tax on the gain at the highest regular corporate tax rate.

An investment in our common stock or series C preferred may not be suitable for every employee benefit plan.

When considering an investment in our common stock or series C preferred, an individual with investment discretion over assets of any pension plan, profit-sharing plan, retirement plan, individual retirement account under Section 408(a) of the Code or other employee benefit plan covered by the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider whether the investment satisfies the requirements of Section 404 of ERISA or other applicable laws. In particular, attention should be paid to the diversification requirements of Section 404(a)(1)(C) of ERISA in light of all the facts and circumstances, including the portion of the plan’s portfolio of which the investment will be a part. All plan investors should also consider whether the investment is prudent and meets plan liquidity requirements as there may be only a limited market in which to sell or otherwise dispose of our common stock, and whether the investment is permissible under the plan’s governing instrument. We have not, and will not, evaluate whether an investment in our common stock or series C preferred is suitable for any particular plan.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained, or incorporated by reference, in this prospectus constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology.

The forward-looking statements contained, or incorporated by reference, in this prospectus reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from expected results include changes in economic, business, competitive market and regulatory conditions. Important risks and factors that could cause our actual results to differ materially from any forward-looking statements include, without limitation, the following:

•	the factors discussed in this prospectus set forth under the sections titled “Risk Factors” and in the sections of our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	downturns in economic and market conditions, particularly levels of spending in the travel and leisure industries in the markets in which we invest;

•	hostilities, including future terrorist attacks, or fear of hostilities that affect travel within or to the United States;

•	the performance and reputation of the Management Company and the other independent hotel management companies with whom we contract;

•	unknown liabilities and our indemnity of the Management Company;

•	the performance and reputation of our franchisors;

•	increases in interest rates and operating costs;

•	difficulties in identifying hotels to acquire and completing and integrating acquisitions;

•	our ability to sell existing hotels in a manner consistent with our business strategy;

•	changes in our board and executive officers;

•	risks related to natural disasters, including earthquakes;

•	general volatility of the capital markets and the market price of our shares of common stock;

•	our failure to qualify and maintain our status as a REIT;

•	disputes and litigation with third parties with whom we do business;

•	changes in real estate and zoning laws or regulations;

•	increases in real property tax rates;

•	contemplated dividend payment rates and amounts;

•	the performance of acquired properties, including the recently acquired Hyatt Regency Century Plaza in Century City, California, after they are acquired;

•	necessary expenditures on acquired properties; and

•	changes in the competitive environment in our industry.

We do not intend, and disclaim any duty or obligation, to update or revise any industry information or forward-looking statements set forth or incorporated by reference in this prospectus to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this special note in mind as you read this prospectus and the information incorporated by reference in this prospectus.

This prospectus and the information incorporated by reference herein contains market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our historical ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends for the periods indicated. To the extent the ratio indicates less than one-to-one coverage, the dollar amount of the deficiency is also listed.

	Nine Months Ended September 30, 2005	Period October 26, through December 31, 2004	Period January 1, through October 25, 2004	Year Ended December 31,
				2003	2002	2001	2000
Ratio of Earnings to Fixed Charges	1.38	(0.04)	1.04	0.58	0.85	0.56	0.67
Deficiency (in 000s)	N/A	$(20,354)	N/A	$(22,801)	$(4,115)	$(17,799)	$(13,669)
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	1.19	(0.04)	1.04	0.58	0.85	0.56	0.67
Deficiency (in 000s)	N/A	$(20,354)	N/A	$(22,801)	$(4,115)	$(17,799)	$(13,669)

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. The ratios of earnings to combined fixed charges and preferred dividends were computed by dividing earnings by the sum of fixed charges and preferred dividends. For these purposes, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and the amortization of deferred

THE COMPANY

We are a hospitality company that owns primarily upper upscale and upscale hotels in the United States. Our hotels are operated under leading brand names franchised or licensed from others, such as Marriott, Hilton, InterContinental, Hyatt, Starwood and Wyndham. We own 61 hotels with an aggregate of 17,411 rooms in 19 states. Our portfolio also includes luxury and midscale hotels. The terms luxury, upper upscale, upscale and midscale are classifications of hotels by brand that are defined by Smith Travel Research, an independent provider of lodging industry statistical data. We are a real estate investment trust, or REIT, under the Code.

Recent Developments

Recently Completed Acquisitions. We recently acquired several hotels:

•	Hyatt Regency Century Plaza

In October 2005, we completed our acquisition of the 728-room Century Plaza Hotel and Spa, which we have re-branded as the Hyatt Regency Century Plaza, in Century City, California for approximately $293.0 million. In connection with the acquisition, we entered into a long-term management agreement with Hyatt Corporation and have embarked on a renovation of the hotel. In connection with this acquisition, in October 2005, we closed on a loan with Bear Stearns Commercial Mortgage, Inc. to provide $175 million in fixed-rate mortgage debt to be secured by the Hyatt Regency Century Plaza.

•	Fairmont Newport Beach (Sutton Place Hotel)

In July 2005, we completed our acquisition of the 444-room Sutton Place Hotel in Newport Beach, California for $72.3 million and have named Fairmont Hotels & Resorts U.S. (U.S.) Inc. as manager. We have commenced a major renovation of the hotel’s guestrooms and public areas. Following the acquisition, the hotel was re-named the “Fairmont Newport Beach.”

•	Renaissance Hotels

In June 2005, we completed the acquisition from Marriott International, Inc. of a portfolio of six hotels (which included a 25% interest in one of those hotels) comprising 3,326 rooms for approximately $433.7 million. The hotels included: the

Renaissance Harbor Place in Baltimore, Maryland; the Renaissance Concourse in Atlanta, Georgia; the Renaissance Long Beach in Long Beach, California; the Renaissance Westchester in White Plains, New York; an 85% ownership interest (and the lender’s position in several partnership loans that collectively provide us with the entire economic interest in the hotel) in the Renaissance Orlando Resort at Sea World in Orlando, Florida; and a 25% ownership interest in the Renaissance Washington D.C. Hotel in Washington, D.C. We used a combination of the net proceeds of debt and equity financings with Bear Stearns Commercial Mortgage, Inc., BIP REIT Private Limited and Security Capital Preferred Growth described below to finance this acquisition.

•	Remaining 75% of Renaissance Washington D.C.

In July 2005, we completed our acquisition of the remaining 75% interest in the Renaissance Washington D.C. Hotel. The hotel will continue to be operated by Marriott under the Renaissance Hotels & Resorts brand name. The aggregate purchase price for this hotel was approximately $160 million, which included the 25% interest we had previously agreed to acquire, closing costs, the assumption of a $54 million fixed-rate note bearing interest at 7.5% per annum with a maturity date of April 2008 and the repayment of a partnership loan previously funded by Marriott International. We refer to the six Renaissance hotels collectively as the Renaissance Hotels.

•	Sheraton Cerritos Hotel

In June 2005, we completed our acquisition of the 203-room Sheraton Hotel in Cerritos, California for approximately $25.4 million.

Recent Financing Transactions. We have entered into the following financing transactions since our initial public offering:

•	Fixed Rate Mortgage Loans

On June 23, 2005, we closed four individual fixed-rate loans totaling $250.0 million. Two of the mortgages, totaling $65.0 million, mature in 2012 with a weighted average rate of 4.98%, and the remaining two mortgages, totaling $185.0 million, mature in 2016 with a weighted average rate of 5.20%. We used the net proceeds of these loans to acquire the Renaissance Hotels.

•	Amendment to Term Loan

On June 7, 2005, we amended our term credit agreement, dated as of October 26, 2004, among the Company, Sunstone Hotel Partnership, LLC and the agents and lenders named therein. Pursuant to the amendment, the borrowing rate was reduced from LIBOR plus 4.00% to LIBOR plus 2.25%.

•	Fixed Rate Mortgage Loan Refinance

On April 29, 2005, we closed 10 individual non cross-collateralized fixed-rate mortgage loans totaling $276.0 million. The loans are each for a term of 10 years with a fixed-rate of 5.34% per annum. We used the net proceeds of these loans to retire $175.1 million of floating rate debt which was cross-collateralized by 13 hotels and $37.5 million of floating rate debt which was cross-collateralized by two hotels.

•	Series A and Series B Preferred Offering

On March 18, 2005 we closed a public offering of 4,850,000 shares of our 8.0% series A and series B cumulative redeemable preferred stock, or series B preferred, with a liquidation preference of $25.00 per share, for net proceeds of $117.5 million. All of the 750,000 outstanding shares of our series B preferred stock were subsequently exchanged for an equal number of shares of series A preferred. For more information, see “Description of Stock—Preferred Stock.”

•	Common Stock Offerings

On June 10, 2005, we and certain selling stockholders completed a public offering of 12,180,800 shares of our common stock at a price per share of $23.40 (before underwriting discounts and offering costs). We sold 3,000,000 shares of our common stock in the offering, generating gross proceeds to us of $70.2 million, and affiliates of Westbrook Real Estate Partners, L.L.C. sold 9,180,800 shares of common stock in the offering. The proceeds to us, net of underwriters’ discount and offering costs, were $65.3 million and were used for certain of the acquisitions described above.

On June 23, 2005, we completed a private offering to GIC Real Estate, an institutional accredited investor and an investment arm of the Government of Singapore, of 3,750,000 and 294,000 shares of common stock at a price per share of $20.65 and $21.97, respectively, generating gross proceeds of $83.9 million. The proceeds to us, net of offering costs, were $83.8 million and were used to finance certain of the acquisitions described above.

On September 20, 2005, we and certain selling stockholders completed a public offering of 6,700,000 shares of our common stock at a price per share of $24.34 (before underwriting discounts and offering costs). We sold 5,993,554 shares of our common stock in the offering and affiliates of Westbrook Real Estate Partners, L.L.C. sold 706,446 shares of common stock in the offering. The proceeds to us, before expenses, were $143.0 million and were used for the acquisition of the Hyatt Regency Century Plaza.

•	Private Sale of Series C Convertible Redeemable Preferred Stock and Common Stock to Security Capital Preferred Growth Incorporated

In July 2005, we closed on the sale of 4,102,564 shares of series C preferred to Security Capital Preferred Growth Incorporated, or Security Capital. The gross proceeds to us from the sale of these securities was approximately $99.0 million. The series C preferred was sold at a purchase price of $24.13125, pays a base dividend of 6.45% of liquidation preference, is convertible on a one for one basis into our common stock and is callable at its liquidation preference after five years. In certain circumstances, the holders of the series C preferred have the right to require us to redeem any or all of our series C preferred. In addition, on June 28, 2005, we completed a private offering to Security Capital of 300,000 shares of our common stock at a price per share of $22.347, generating net proceeds of approximately $6.7 million which were used for acquisitions. For more information, see “Description of Stock—Common Stock.”

Other Recent Developments

In November 2004, we sold the Holiday Inn, Flagstaff, Arizona and the San Marcos Resort, Chandler, Arizona to unrelated third parties for gross proceeds of $21.3 million. In April 2005, we sold the Doubletree hotel located in Carson, California and the Holiday Inn hotel located in Mesa, Arizona to an unrelated third party. The hotels were sold for aggregate gross proceeds of $26.1 million. We used the net proceeds of the Carson and Mesa sales to retire $22.5 million in floating rate debt. The operating results of the hotels are included in discontinued operations in the financial statements included in this prospectus.

In June 2005, we amended the management agreement with Interstate Hotels and Resorts, which relates to 48 of our hotels, to provide for a management fee of 1.75% of our gross revenues for the hotels for the balance of 2005. In addition, the amended agreement provides that the management fee in 2006 will be 2.0%. Prior to the amendment, the management agreement had provided for the fee to increase to 1.85% on July 1, 2005 and 2.1% on January 1, 2006.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any of the securities described herein by the selling stockholders.

SELLING STOCKHOLDERS

The securities covered by this prospectus are being registered pursuant to provisions of the limited liability company agreement of our operating partnership and registration rights agreements by and among us, certain selling stockholders and other persons. Except as otherwise indicated, the number of securities beneficially owned is determined under rules promulgated by the SEC, and the information may not represent beneficial ownership for any other purpose. Except as indicated otherwise in the table below, each selling stockholder has sole voting power and disposition power with respect to all securities listed as owned by such selling stockholder. At September 30, 2005, there were 47,870,875 shares of common stock outstanding and 4,102,564 shares of series C preferred outstanding.

We do not know when or in what amounts the selling stockholders may offer securities for sale. The selling stockholders may elect not to sell any or all of the securities offered by this prospectus. Because the selling stockholders may offer all or some of the securities pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities that will be held by the selling stockholders after completion of the offering, we cannot estimate the number of the securities that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the securities covered by the prospectus will be held by the selling stockholders.

The following tables set forth, to our knowledge, certain information about the selling stockholders as of November 9, 2005.

SHARES OF COMMON STOCK REGISTERED FOR SALE

Name of Selling Stockholder Offering	Number of Shares Beneficially Owned Prior To Offering	Number of Shares Offered Hereby	Number of Shares Beneficially Owned After Offering
Westbrook Real Estate Partners, L.L.C(1)	3,699,572	3,699,572	0
SGP/SHO Hotel Trust(2)	4,044,000	4,044,000	0
Security Capital Preferred Growth Incorporated(3)	4,402,564	4,402,564	0

(1)	Westbrook Real Estate Partners, L.L.C. is the managing member of the general partners of entities that have the right to appoint a majority of the members of the executive committees of the Contributing Entities (Sunstone Hotel Investors, L.L.C., Sunstone/WB Hotel Investors IV, LLC, Sunstone/WB Manhattan Beach, LLC and WB Hotel Investors, LLC). Voting and investment control of the securities owned by the Contributing Entities is held by executive committees, of which Messrs. Alter, Kazilionis and Paul, among others, are members. Voting and investment control of the securities owned by Westbrook Real Estate Partners, L.L.C. is held by a committee, of which Messrs. Kazilionis and Paul, among others, are members. The address for these entities is 13155 Noel Road, LB 54, Suite 700, Dallas, Texas 75240. Messrs. Kazilionis and Paul control the investment decisions of Westbrook Real Estate Partners, L.L.C.
(2)	On October 13, 2005, BIP REIT PTE Ltd., or BIP, sold its shares of our common stock that it purchased pursuant to the Stock Purchase Agreement between us and BIP dated April 27, 2005, as modified by the addendum dated June 30, 2005, to an affiliated entity, SGP/SHO Hotel Trust. SGP/SHO Hotel Trust is a statutory trust formed under the laws of Delaware whose beneficiary is SGP/SHO Intermediate Trust, which is a statutory trust formed under the laws of Delaware whose beneficiary is Government of Singapore Investment Corporation (Realty) Pte Ltd. (“GIC R”). GIC R is a corporation organized under the laws of Singapore and is a 100% owned subsidiary of the Minister for Finance Inc. The Minister for Finance Inc. is a Singapore corporation and is 100% owned by the Government of Singapore. We have been advised by SGP/SHO Hotel Trust that all investment and voting decisions relating to the trust’s ownership of our shares will be made by GIC Real Estate Pte Ltd., the private real estate investment arm of Government of Singapore Investment Corporation Pte Ltd. through its multiple member investment committee. GIC Real Estate Pte Ltd and Government of Singapore Investment Corporation Pte Ltd. are 100% owned subsidiaries of Minister for Finance Inc.
(3)	Security Capital has indicated to us that the portfolio management committee of Security Capital Research & Management Incorporated (“SCR&M”) (Security Capital’s investment advisor pursuant to an investment advisory agreement) currently exercises voting and dispositive power with respect to the 300,000 shares of common stock and the 4,102,564 shares of series C preferred owned by Security Capital, and if it is converted, 4,102,564 additional shares of common stock. Security Capital has also entered into an agreement to purchase 599,355 shares of our common stock and when these shares are acquired, the portfolio management committee of SCR&M will exercise voting and dispositive power with respect to them; these 599,355 shares are not being registered for sale pursuant to this registration statement. The portfolio management committee of SCR&M consists of Anthony R. Manno Jr., President and Managing Director, Kenneth D. Statz, Managing Director, David E. Rosenbaum, Managing Director and Kevin W. Bedell, Managing Director. SCR&M does not own an equity interest in Security Capital. SCR&M is a wholly owned subsidiary of JPMorgan Chase & Co. JPMorgan Chase & Co. is affiliated with registered broker-dealers. Security Capital acquired, or is acquiring, the common stock and the series C preferred in the ordinary course of its business. At the time it acquired the common stock and the series C preferred, and at the time it agreed to acquire the additional shares of common stock, Security Capital had no agreement or understandings, directly or indirectly, with any person to distribute the securities.

SHARES OF SERIES C PREFERRED REGISTERED FOR SALE

Name of Selling Stockholder Offering	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Offered Hereby	Number of Shares Beneficially Owned After Offering
Security Capital Preferred Growth Incorporated	4,102,564	4,102,564	0

DESCRIPTION OF STOCK

Rights of our stockholders are governed by the Maryland General Corporation Law, or MGCL, our charter and our bylaws. The following is a summary of the provisions of our stock and describes certain provisions of our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

General

Our charter provides that we are authorized to issue 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. Our board, without any action by our stockholders, may amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Common Stock

As of September 30, 2005, there were 47,870,875 shares of our common stock issued and outstanding. Our common stock is listed on the NYSE under the symbol “SHO.”

Distributions. Subject to provisions of law and the preferential rights of any other class or series of stock and the restrictions on transfer of stock as provided in our charter, the holders of our common stock are entitled to receive distributions when, as and if authorized by our board of directors and declared by us out of assets legally available therefor. We will pay those distributions either in cash or otherwise at the rate and on the date or dates designated by our board of directors.

Liquidation preference. Upon the occurrence of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, and subject to the liquidation preferences of any outstanding class or series of stock, the holders of our common stock are entitled to receive their proportionate share of all assets available for distribution.

Voting rights. Subject to the restrictions on transfer of stock in our charter and the separate voting rights of any other class or series of stock, holders of our common stock are entitled to one vote for each share of our common stock held on every matter submitted to a vote of stockholders. Except as otherwise required by the terms of any outstanding class or series of stock, the holders of our common stock have sole voting power. Holders of our common stock do not have cumulative voting rights in the election of directors, which means that the holders of a majority of the shares of our outstanding common stock, voting as a single class, may elect all of the directors and the holders of the remaining shares of our common stock are not able to elect any directors.

Preemptive Rights of Security Capital. We agreed in the stock purchase agreement with Security Capital Preferred Growth Incorporated that if we offer to sell common stock or any security convertible into, or exchangeable for, common stock within 180 days of the execution of its stock purchase agreement, Security Capital has the right to purchase, upon the same terms and conditions as the other purchasers (minus the amount of any underwriting discounts, commissions or similar fees), the same securities in an amount up to 10% of the aggregate amount being offered. For further information on the transactions in which this right was granted to Security Capital, see “The Company—Recent Developments.”

Other rights. Holders of shares of our common stock have no conversion, sinking fund, redemption, exchange or appraisal rights and except as described above have no preemptive rights to subscribe for any of our securities.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

8.0% Series A Cumulative Redeemable Preferred Stock

As of September 30, 2005, there were 4,850,000 shares of our series A preferred issued and outstanding.

Rank. The series A preferred ranks, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of our affairs, senior to all classes or series of our common stock and on parity with our series B preferred and series C preferred.

Dividends. Subject to the preferential rights of any security senior to the series A preferred as to dividends, the holders of series A preferred are entitled to receive, when, as, and if authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.0% per annum of the $25.00 liquidation preference per share of the series A preferred (equivalent to an annual rate of $2.00 per share of the series A preferred). Accrued but unpaid dividends on the series A preferred will accumulate as of the dividend payment date on which they first became payable. Dividends on the series A preferred will accrue whether or not:

•	we have earnings;

•	there are funds legally available for the payment of those dividends; or

•	those dividends are authorized or declared.

Except as described in the next paragraph, unless full cumulative dividends on the series A preferred for all past dividend periods and the then current dividend period shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment, we will not:

•	declare or pay or set aside for payment of dividends, and we will not declare or make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or series C preferred, or any other class or series of stock ranking as to dividends on parity with or junior to the series A preferred for any period; or

•	redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common stock or series C preferred, or any other class or series of stock ranking, with respect to dividends and upon liquidation, on parity with or junior to our series A preferred.

The foregoing sentence, however, will not prohibit:

•	dividends payable solely in capital stock ranking junior to the series A preferred;

•	the conversion into or exchange for other shares of any class or series of capital stock ranking junior to the series A preferred; and

•	our purchase of shares of series A preferred, preferred stock ranking on parity with the series A preferred as to payment of dividends or capital stock or equity securities ranking junior to the series A preferred pursuant to our charter to the extent necessary to preserve our status as a REIT.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, and before any distribution or payment shall be made to holders of our common stock, the holders of shares of series A preferred are entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference of $25.00 per share of series A preferred, plus an amount equal to any accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of series A preferred will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

Optional Redemption. Shares of series A preferred are generally not redeemable prior to March 17, 2010. We are entitled, however, pursuant to the articles supplementary classifying the series A preferred, to purchase shares of the series A preferred in order to preserve our status as a REIT for federal or state income tax purposes at any time. On and after

March 17, 2010, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the series A preferred, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) up to and including the date fixed for redemption, without interest, to the extent we have funds legally available for that purpose. Unless full cumulative dividends on all outstanding shares of series A preferred shall have been or contemporaneously are authorized, declared and paid in cash or declared and a sufficient sum set aside for payment of all past dividend periods and the then-current dividend period, no shares of series A preferred shall be redeemed unless all outstanding shares of series A preferred are simultaneously redeemed. All shares of the series A preferred that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of preferred stock, without designation as to series or class.

No Maturity, Sinking Fund or Mandatory Redemption. The series A preferred has no maturity date and we are not required to redeem the series A preferred at any time. Accordingly, the series A preferred will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right. The series A preferred is not subject to any sinking fund.

Limited Voting Rights. Holders of the series A preferred generally do not have any voting rights, except as set forth below.

If dividends on the series A preferred are in arrears for six or more quarterly periods, whether or not consecutive, holders of the series A preferred (voting together as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting or at our next annual meeting and each subsequent annual meeting of stockholders, for the election of two additional directors to serve on our board of directors (which we refer to as a preferred stock director), until all unpaid dividends and the dividend for the then current period with respect to the series A preferred and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In such a case, the number of directors serving on the board of directors will be increased by two members. The preferred stock directors will be elected by a plurality of the votes cast in the election to serve until our next annual meeting and until his successor is duly elected and qualified or until the director’s right to hold the office terminates, whichever occurs earlier.

If and when all accumulated dividends and the dividend for the current dividend period on the series A preferred and for all classes and series of preferred stock ranking on parity with series A preferred and upon which similar voting rights have been conferred and are exercisable shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment, the holders of the series A preferred shall be divested of the voting rights set forth above (subject to revesting in the event of each and every preferred dividend default) and, if all dividends in arrears and the dividends for the current dividend period have been paid in full or set aside for payment in full on all other classes or series of parity preferred stock, the term and office of such preferred stock directors so elected will terminate and the entire board of directors will be reduced accordingly.

In addition, so long as any shares of series A preferred remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of series A preferred and each other class or series of preferred stock ranking on parity with the series A preferred with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up upon which similar voting rights have been conferred, voting as a single class, given in person or by proxy, either in writing or at a meeting:

•	authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to such series A preferred with respect to payment of dividends, or the distribution of assets upon the liquidation, dissolution or winding-up of our affairs, or reclassify any of our authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•	amend, alter or repeal the provisions of our charter or the terms of the series A preferred, whether by merger, consolidation, transfer or conveyance of substantially all of its assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the series A preferred;

except that with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as the series A preferred remains outstanding with the terms of the series A preferred materially unchanged, taking into account that, upon the occurrence of an event described in the second bullet point above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of series A preferred, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above.

Furthermore, if the holders of the series A preferred receive the greater of the full trading price of the series A preferred on the date of an event described in the second bullet point immediately above or the liquidation preference pursuant to the occurrence of any of the events described in the second bullet point immediately above, then such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above.

8.0% Series B Cumulative Redeemable Preferred Stock

The series B preferred was issued concurrently with the series A preferred and had identical terms and rights as the series A preferred. All of the outstanding shares of series B preferred were exchanged for shares of series A preferred on a one-for-one basis in May 2005. At the time of this offering, there are no shares of series B preferred outstanding.

Series C Cumulative Convertible Redeemable Preferred Stock

Upon the consummation of the sale to Security Capital, 4,102,564 shares of preferred stock were classified and designated as series C preferred and are issued and outstanding.

Rank. The series C preferred ranks, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of our affairs, senior to all classes or series of our common stock and any class or series of stock junior to the series C preferred. The series C preferred rank on parity with our series A preferred.

Dividends. Subject to the preferential rights of any security senior to the series C preferred as to dividends, the holders of series C preferred are entitled to receive, when and as authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cash dividends at the rate of $0.393 per share of series C preferred per quarter. Holders of series C preferred are also entitled to a ratchet dividend per share equal to the amount by which the dividends on our common stock exceed $0.339 per share of common stock into which each share of series C preferred is then convertible (currently, each share of series C preferred is convertible into one share of our common stock) per quarter. Holders of series C preferred are also entitled to a special dividend equal to any special or extraordinary dividend payable to holders of our common stock, per share of common stock into which each share of series C preferred is then convertible (currently, each share of series C preferred is convertible into one share of our common stock). For any period during which dividends on the series C preferred have been in arrears for four or more quarters or for which we are in violation of our financial covenants set out in the charter for the series C preferred, holders of our series C preferred will be entitled to a default dividend per share equal to 0.5% per quarter of the liquidation preference, per share of series C preferred.

Accrued but unpaid dividends on the series C preferred accumulate as of the dividend payment date on which they first became payable. Dividends on the series C preferred accrue whether or not:

•	we have earnings;

•	there are funds legally available for the payment of those dividends;

•	those dividends are authorized or declared; or

•	any agreement prohibits the payment of those dividends.

As long as any series C preferred is outstanding, we are prohibited from declaring, paying or setting apart for payment dividends on any class or series of securities that ranks on parity with the series C preferred unless full cumulative dividends on the series C preferred have been or are contemporaneously declared and paid or declared and a sum sufficient for payment set apart. If we have insufficient funds to do so, then any dividends declared must be allocated ratably in proportion to the respective amounts of accumulated and unpaid dividends on the series C preferred and such other securities.

As long as any series C preferred is outstanding, we are prohibited from declaring, paying or setting apart for payment dividends on any class or series of securities that ranks junior to the series C preferred or from redeeming any securities junior to the series C preferred unless (i) the full cumulative dividends on all outstanding series C preferred have been contemporaneously declared and paid and (ii) we are not in violation of our financial covenants.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment shall be made or set apart for the holders of our common stock or any other junior securities, the holders of shares of series C preferred are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $24.375 per share of series C preferred, plus an amount equal to any accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of series C preferred will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

Optional Redemption by Us. Shares of series C preferred are generally not redeemable prior to the fifth anniversary of the date those shares were issued, or July 8, 2010. On and after the fifth anniversary of the date on which the series C preferred is issued, we may, at our option, upon not less than 30 nor more than 90 days’ written notice, redeem the series C preferred, in whole or in part, at any time or from time to time, for cash at a redemption price of $24.375 per share, plus all accumulated, accrued and unpaid dividends (whether or not earned or declared) up to and including the date fixed for redemption, without interest, out of our funds that are legally available for that purpose. Unless full cumulative dividends on all outstanding shares of series C preferred shall have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum set aside for payment of all past dividends periods and the then-current dividend period, no shares of series C preferred shall be redeemed unless all outstanding shares of series C preferred are simultaneously redeemed.

Redemption at the Option of the Holder. If at any time (i) we experience a specified change of control, (ii) we cease to qualify as a REIT or take certain steps towards electing not to be treated as a REIT, or (iii) our common stock ceases to be listed on the NYSE or the NASDAQ National Market, holders of our series C preferred will have the right, to the extent we have funds legally available therefor, to require us to redeem any or all of the series C preferred at a purchase price of $24.375 per share, plus all accumulated, accrued and unpaid dividends (whether or not earned or declared).

All shares of the series C preferred that we redeem or repurchase (whether at our option or at the option of the holder) will be retired and restored to the status of authorized but unissued shares of preferred stock, without designation as to series or class.

Conversion. Holders of the series C preferred have the right at any time to convert all or a portion of their series C preferred into shares of our common stock on a one-for-one basis. The conversion ratio will be adjusted to reflect certain events, including stock splits, short-term rights offerings, the distribution of any securities to holders of common stock and the distributions of rights or warrants to all holders of common stock. Upon any conversion of our series C preferred, we will pay in cash to the holder of such series C preferred any accumulated, accrued and unpaid dividends (whether or not earned or declared) with respect to any full dividend payment periods and a prorated dividend (whether or not earned or declared) for the period in which the conversion occurred.

No Maturity or Sinking Fund. The series C preferred has no maturity date. Accordingly, the series C preferred will remain outstanding indefinitely, unless redeemed or converted as described above. The series C preferred is not subject to any sinking fund.

Voting Rights. Holders of the series C preferred generally are entitled to vote on an as-converted basis, voting as a single class together with the holders of our common stock, on all matters to be voted upon by our stockholders.

If we violate the financial covenants set out in the charter for the series C preferred for four consecutive quarters, then the holders of our series C preferred, voting separately as a class, are entitled to elect one member of our board of directors at a special meeting or at our next annual meeting and each subsequent annual meeting of stockholders until the financial covenant violation has been cured for one quarter.

If dividends on the series C preferred are in arrears for two or more quarterly periods, holders of the series C preferred, voting separately as a class, are entitled to elect two members of our board of directors at a special meeting or at our next annual meeting and each subsequent annual meeting of stockholders until all unpaid dividends and the dividend for the then current period with respect to the series C preferred have been paid or declared and a sum sufficient for the payment thereof set aside for payment. Holders of the series C preferred are permitted to elect a maximum of two directors pursuant to the rights described in this paragraph and the preceding paragraph.

If and when all accumulated dividends and the dividend for the current dividend period on the series C preferred have been paid in full for one quarter or we have cured the financial covenant violation for one quarter, the holders of the series C preferred will be divested of the voting rights set forth above and the term and office of such preferred stock directors so elected will terminate and the entire board of directors will be reduced accordingly.

In addition, so long as any shares of series C preferred remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least 67% of the outstanding shares of series C preferred (or, in the case of the third bullet below, at least a majority of the series C preferred), voting as a single class, given in person or by proxy, either in writing or at a meeting:

•	issue (i) any stock or other equity security ranking senior to such series C preferred with respect to payment of dividends, or the distribution of assets upon the liquidation, dissolution or winding-up of our affairs, or (ii) any stock or other equity security which is redeemable at the option of the holder on terms more favorable than those of the series C preferred;

•	amend, alter or repeal any provisions of our charter or the terms of the series C preferred in any way that materially adversely affects the voting powers, rights, preferences or other terms or privileges of the series C preferred; or

•	merge or consolidate with another entity in which we are not the surviving entity and each holder of series C preferred does not receive shares of the surviving corporation with substantially similar rights, preferences, powers and other terms in the surviving corporation as the series C preferred have with respect to us (except for changes that do not materially and adversely affect the holders of the series C preferred).

Restrictions on Ownership and Transfer

To qualify as a REIT under Sections 856 through 859 of the Code, we must meet certain requirements concerning the ownership of our outstanding shares of equity stock. Specifically, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). This ownership restriction is commonly referred to as the “5/50 Test.” Additionally, shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Accordingly, we have various restrictions on the ownership of shares of our capital stock to ensure that these tests are met.

To protect us against the risk of losing our status as a REIT due to a concentration of ownership among our stockholders, and to otherwise address concerns related to a concentrated ownership of capital stock, our charter, subject to certain exceptions, provides that no single person, may “beneficially own” or “constructively own” more than 9.8% (in number or value whichever is more restrictive) of the aggregate outstanding shares of common stock or more than 9.8% value of the aggregate outstanding shares of our capital stock. Our charter further prohibits any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code and from transferring shares of our stock if the transfer would cause shares of our stock to be beneficially owned by fewer than 100 persons. Our board of directors may waive or modify the ownership limits with respect to one or more persons if it is satisfied that ownership in excess of these restrictions would not result in our being “closely held” within the meaning of Section 856(h) of the Code or jeopardize our status as a REIT for U.S. federal income tax purposes. Among other things, the board of directors may require that such person provide a ruling from the IRS or an opinion of counsel to determine or ensure our status as a REIT in circumstances where it has received a request for exemption and is unable to satisfy itself that the ownership limitations will not be violated.

Any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. Stock owned, deemed to be owned or transferred to a stockholder in excess of the 9.8% ownership limits, or result in our being “closely held” under Section 856a(h) of the Code or otherwise fail to qualify as a REIT, will be automatically transferred, by operation of law, to a trust, the beneficiary of which shall be a qualified charitable organization.

Each share of stock transferred to the trust will be entitled to the same dividends and distributions (as to both timing and amount) as may be authorized by our board of directors on other shares of the same class or series. The trustee, as record holder of the shares of stock, will be entitled to receive all dividends and distributions and will hold all such dividends or distributions in trust for the benefit of the beneficiary. The “prohibited owner,” with respect to such shares of stock, will be required to repay to the trust the amount of any dividends or distributions received by it that are attributable to any such shares the record date of which was on or after the date that such shares were transferred to the trust. We will take all measures that we determine reasonably necessary to recover the amount of any such dividend or distribution paid to a prohibited owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares beneficially or constructively owned by such person who, but for these provisions, would own the shares of stock that were transferred to the trust, and, as soon as reasonably practicable following our receipt or withholding thereof, shall pay over to the trust for the benefit of the beneficiary the dividends so received or withheld, as the case may be.

In addition to the foregoing transfer restrictions, and as more fully explained in our charter, shares of stock transferred to the trust will be deemed to have been offered for sale to the company or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that caused such shares to be transferred to the trust, or (2) the market price on the date we, or our designee, accepts such offer. We will have the right to accept such offer for a period of 90 days.

The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest for us to continue to qualify as a REIT. Furthermore, our board of directors may, in its sole discretion, waive or modify the ownership limits with respect to one or more persons if they are satisfied that ownership in excess of this limit will not jeopardize our qualification as a REIT, and the board of directors otherwise decides that such action is in our stockholders’ best interest.

Our stockholders are required to disclose to us in writing any information with respect to their ownership of our capital stock that we may request to determine our status as a REIT and to ensure compliance with the ownership limits.

The ownership limits may have the effect of delaying, deferring or preventing a change of control of us.

Other Matters

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. We will engage a transfer agent for the series C preferred.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following is a summary of the provisions of Maryland law applicable to us and of our charter and bylaws. For more detail, we refer you to Maryland law, including the MGCL, our charter and our bylaws. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus is a part.

Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot amend its charter, unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of amendments by a lesser percentage of the shares entitled to vote on the matter, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of amendments to our charter by a majority of the votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provisions of our bylaws and make new bylaws, except with respect to amendments to the provisions of our bylaws regarding our opt out of the Maryland business combination and control share acquisition statutes.

Power to Reclassify Shares of Our Stock

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, the Board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Power to Authorize Additional Shares of Common Stock and Preferred Stock

Our board of directors, with the approval of a majority of the entire board of directors, has the authority to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series, that we have the authority to issue. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of common stock or otherwise be in their best interest.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors. Special meetings of stockholders may be called only by a majority of our directors, our Chairman, our Chief Executive Officer or our President and must be called by our Secretary upon the written request of the holders of a majority of the shares of our common stock entitled to vote at a meeting. The date, time and place of any special meetings will be set by our board of directors. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by our board of directors or (3) by a stockholder who is a stockholder of record both at the time of giving notice by the stockholder as required by the bylaws and at the time of the meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only (x) pursuant to our notice of the meeting, (y) by our board of directors or (z) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record both at the time of giving notice by the stockholder as required by the bylaws and at the time of the meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, they may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Board of Directors

Our board of directors currently consists of nine directors. Under our Bylaws, the number of directors may be established by our board of directors from time to time but may not be fewer than the minimum number required by the MGCL (which currently is one) or more than fifteen. Under our charter and bylaws, we have elected to be subject to certain provisions of Maryland law which vest in our board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum.

Our directors serve one-year terms and until their successors are elected and qualify and thus are subject to election annually. Holders of shares of our common stock do not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a plurality of the votes cast at the meeting will be able to elect all of the successors of the directors.

Any vacancy will be filled, including any vacancy created by an increase in the number of directors, at any regular meeting or at any special meeting called for the purpose, by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director appointed to fill a vacancy shall hold office until the next annual meeting and until his or her successor is duly elected and qualified.

Removal of Directors

Our charter provides that a director may be removed, with or without cause, upon the affirmative vote of a majority of the votes entitled to be cast in the election of directors. Absent removal of all of our directors, this provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors, except upon an affirmative majority vote, and filling the vacancies created by such removal with their own nominees.

Extraordinary Transactions

Under Maryland law, a Maryland corporation generally cannot dissolve, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage of the shares entitled to vote on the matter, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by a majority of the votes entitled to be cast on the matter. Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Maryland law also does not require approval of the stockholders of a parent corporation to merge or sell all or substantially all of the assets of a subsidiary entity. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary may be able to merge or sell all or substantially all of its assets without a vote of the corporation’s stockholders. Maryland law also permits the merger of a 90% or more owned subsidiary with or into its parent corporation without stockholder approval if (1) the charter of the successor in the merger is not amended other than to change its name, the name or other designation or the par value of any class or series of its stock or the aggregate par value of its stock and (2) the contract rights of any stock of the successor issued in the merger in exchange for stock of the other corporation participating in the merger are identical to the contract rights of the stock for which it is exchanged.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our stock; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of voting stock; and

•	two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. We have opted out of the business combination provisions of the MGCL by resolution of our board of directors and our bylaws contain a provision providing that we may not opt in without approval of our shareholders.

Control Share Acquisitions

With certain exceptions, the MGCL provides that “control shares” of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiring person or by our officers or directors who are our employees. Control shares are voting shares which, if aggregated with all other shares owned or voted by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition by any person of ownership or voting power of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares in question. If no request for a meeting is made, we may present the issue at any stockholders’ meeting.

If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror may then vote a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our charter or bylaws.

Our bylaws contain a provision exempting any and all acquisitions of our stock from the control share provisions of Maryland law. We may not repeal this provision without approval of our stockholders.

Maryland Unsolicited Takeover Act

The MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act of 1934, as amended, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter and bylaws (1) vest in our board of directors the exclusive power to fix the number of directorships and (2) require, unless called by our Chairman, Chief Executive Officer, President or board of directors, the request of holders of a majority of outstanding shares to call a special meeting. We also have elected to be subject to the provisions of Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. We do not have a classified board or require a two-thirds vote for removal of any director from our board of directors.

Limitation of Liability and Indemnification

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter also authorizes us, to the maximum extent permitted by Maryland law, to obligate us to indemnify (1) any present or former director or officer or (2) any individual who, while a director or officer and, at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent, against any claim or liability arising from service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor.

Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, against reasonable expenses incurred in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

If the resolutions of our board of directors and the applicable provisions in our bylaws exempting us from the business combination provisions and the control share acquisition provisions of the MGCL are rescinded, the business combination provisions and the control share acquisition provisions of the MGCL, the provisions of our charter on removal of directors and the advance notice provisions of our bylaws and certain other provisions of our charter and bylaws and the MGCL could delay, defer or prevent a change in control of us or other transactions that might involve a premium price for holders of our common stock or otherwise be in their best interest.

REIT Status

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election if it determines that it is no longer in our best interest to continue to qualify as a REIT. If our board of directors so determines, the restrictions set forth in the section above entitled “Description of Stock—Restrictions on Ownership and Transfer” will no longer apply.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material Federal income tax consequences to stockholders of their ownership of shares of our common stock and series C preferred. The tax treatment of stockholders will vary depending upon the stockholder’s particular situation, and this discussion addresses only stockholders that hold shares of our common stock, or series C preferred, as a capital asset and does not address with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances. This section also does not address all aspects of taxation that may be relevant to certain types of stockholders to which special provisions of the Federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks;

•	tax-exempt organizations;

•	certain insurance companies;

•	persons liable for the alternative minimum tax;

•	persons that hold common stock as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction; and

•	stockholders whose functional currency is not the U.S. dollar.

Sullivan & Cromwell LLP has reviewed this summary and is of the opinion that the material Federal income tax consequences to stockholders of their ownership of shares of our common stock and series C preferred are as summarized in this discussion. In providing its opinion, Sullivan & Cromwell LLP is relying as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell LLP by us.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling shares of our common stock and series C preferred including the Federal, state, local and foreign tax consequences of acquiring, owning and selling shares of our common stock and series C preferred in your particular circumstances and potential changes in applicable laws.

Taxation as a REIT

In the opinion of Sullivan & Cromwell LLP, commencing with our taxable year ending December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. You should be aware, however, that opinions of counsel are not binding upon the IRS or any court.

The qualification of Sunstone Hotel Investors as a REIT will depend upon its continuing satisfaction of the requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while we intend to continue to qualify to be taxed as a REIT, the actual results of our operations for any particular year might not satisfy these requirements. Sullivan & Cromwell LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis.

The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes some material aspects of the relevant sections of the Code.

As a REIT, we generally will not have to pay Federal corporate income taxes on net income that we currently distribute to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a regular corporation. Our dividends, however, generally will not be eligible for (i) the reduced tax rates applicable to dividends received by noncorporate stockholders or (ii) the corporate dividends received deduction.

Moreover, we will have to pay Federal income or excise tax as follows:

•	First, we will have to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may have to pay the alternative minimum tax on items of tax preference.

•	Third, if we have (a) net income from the sale or other disposition of “foreclosure property,” as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, we will have to pay tax at the highest corporate rate on that income.

•	Fourth, if we have net income from “prohibited transactions,” as defined in the Code, we will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Unless a sale of real property qualifies for a safe harbor, the question of whether the sale of a hotel (or other property) constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We and our subsidiaries intend to hold the interests in our hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

•	Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Requirements for Qualification as a REIT” and “—Income Tests,” but we have nonetheless maintained our qualification as a REIT because we have satisfied other requirements necessary to maintain REIT qualification, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% (90% for our taxable year ending December 31, 2004) of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

•	Sixth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our real estate investment trust ordinary income for that year, (2) 95% of our real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

•	Seventh, if we acquire any asset from a C corporation in certain transactions in which we adopt the basis of the asset or any other property in the hands of the C corporation as our basis of the asset in our hands, and we recognize gain on the disposition of that asset during the 10-year period beginning on the date on which we acquired that asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. A “C corporation” means generally a corporation that has to pay full corporate-level tax. Because we acquired the assets held by certain C corporations in connection with the initial public offering, we will be subject to corporate income tax with respect to the current built-in gain in the assets previously held by such corporation if we sell any of the assets currently held by such corporation prior to October 2014.

•	Eighth, if we receive non-arm’s length income from, or non-arm’s length deductions are incurred by, the TRS Lessee, we will be subject to a 100% tax on the amount of our non-arm’s length income.

•	Ninth, if we fail to satisfy a REIT asset test, as described below, by more than a de minimis amount, due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	Tenth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•	that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•	the beneficial ownership of which is held by 100 or more persons;

•	that, during the last half of each taxable year, has no more than 50% in value of its outstanding stock owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities; and

•	that meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year, and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

We expect that we will satisfy the conditions described in the first through fifth bullet points of the preceding paragraph and believe that we will also satisfy the condition described in the sixth bullet point of the preceding paragraph. In addition, our charter provides for restrictions regarding the ownership and transfer of our common stock. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the second preceding paragraph. The ownership and transfer restrictions pertaining to the common stock are described in this prospectus under the heading “Description of Stock—Restrictions on Ownership and Transfer.”

If, as in our case, a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate capital share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of Sunstone Hotel Partnership, which will be our principal and probably only asset, will be treated as assets, liabilities and items of income of ours for purposes of applying the requirements described in this section. In addition, actions taken by Sunstone Hotel Partnership can affect our ability to satisfy the REIT income and assets tests and the determination of whether we have net income from prohibited transactions. (See the fourth bullet point under “—Taxation as a REIT” for a discussion of prohibited transactions.) Accordingly, for purposes of this discussion, when we discuss our actions, income or assets we intend that to include the actions, income or assets of Sunstone Hotel Partnership.

Taxable REIT Subsidiaries

A taxable REIT subsidiary, or TRS, is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.

A TRS is subject to Federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of our TRSs will also be subject to tax, either (1) to us if we do not pay the dividends received to our stockholders as dividends, or (2) to our stockholders if we do pay out the dividends received to our stockholders. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under “—Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the securities of all of the TRSs in which we have invested either directly or indirectly may not represent more than 20% of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 20% of the total value of our assets; however, we cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility as more fully described below under “—Income Tests,” a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

As described below, income we receive from operating or managing hotels is not qualified income for either the 75% or 95% income tests described more fully below under “—Income Tests.” Accordingly, the entity through which we hold an interest in the hotels will lease the hotels to the TRS Lessee, and the TRS Lessee will engage independent third parties to operate the hotels.

A TRS is not permitted to directly or indirectly operate or manage a hotel but a TRS can lease a hotel provided that the TRS meets the following conditions:

•	First, the hotel must be a “qualified lodging facility.” A qualified lodging facility is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. Accordingly, we will not be permitted to have gambling or wagering activity on the premises of any of our hotels or to earn income from gambling or wagering activities.

•	Second, the manager must be an “eligible independent contractor.” An eligible independent contractor is an independent contractor that, at the time the management contract is entered into, is actively engaged in the trade or business of operating qualified lodging facilities for any person not related to the REIT or the TRS. For this purpose, an independent contractor means any person (i) that does not own (taking into account relevant attribution rules) more than 35% of the stock of the REIT, and (ii) with respect to which no person or group owning directly or indirectly (taking into account relevant attribution rules) 35% or more of the REIT owns 35% or more directly or indirectly (taking into account relevant attribution rules) of the ownership interest in the contractor. Accordingly, our TRS Lessee will not directly operate or manage the hotels. Rather, our TRS Lessee will enter into management contracts with hotel management companies which will operate and manage the hotels. To the best of our knowledge and belief, such hotel management companies are eligible independent contractors. The TRS Lessee is permitted to bear the expenses of the eligible independent contractor of operating the hotel pursuant to the management contract.

Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements:

•	First, we must generally derive at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” as defined in the Code, or from certain types of temporary investments. Rents from real property generally include our expenses that are paid or reimbursed by tenants.

•	Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must generally be derived from real property investments as described in the preceding bullet point, dividends (including dividends from a TRS), interest, gain from the sale or disposition of stock or securities or from any combination of these types of sources.

Rents that we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions:

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of receipts or sales. Accordingly, the leases of our hotels to the TRS Lessee are based on the gross receipts of the TRS Lessee from the hotels.

•

Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a TRS under certain circumstances qualify as rents from real property even if we own a 10% or greater interest in the subsidiary. We refer to a tenant in which we own a 10% or greater interest as a “related party tenant.” As described above, it is our business plan that most or all of our rental income will be from the leases to our TRS Lessee.

•	Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•	Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom the REIT derives or receives no income or through a TRS. However, we may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property. In addition, as described more fully below, rent paid by a TRS to a REIT pursuant to a lease of a qualified lodging facility that is managed and operated by an eligible independent contractor can qualify as rents from real property.

The leases to the TRS Lessee provide for a base rent plus a fixed percentage of the gross revenue from operation of the hotel. Each such lease must be a true lease. If the leases to our TRS Lessee are not respected as true leases we could be disqualified as a REIT. While we intend that each lease will be respected as a true lease, the determination of whether a lease is a true lease is inherently a question of fact and circumstances and we cannot assure you that the IRS will not successfully assert that the leases to the TRS Lessee should not be respected as true leases.

Except as described above with respect to the TRS Lessee, we do not expect to derive significant rents from related party tenants. We also do not intend to derive rental income attributable to personal property.

We believe that the leases of the hotels to the TRS Lessee will conform with normal business practice, contain arm’s length terms and that the rent payable under those leases will be treated as rents from real property for purposes of the 75% and 95% gross income tests. However, we cannot assure you that the IRS will not successfully assert a contrary position or that a change in circumstances will not cause a portion of the rent payable under the leases to fail to qualify as “rents from real property.” If such failures were in sufficient amounts, we may not be able to satisfy either or both of the 75% or 95% gross income tests and could lose our REIT status. In addition, if the IRS successfully reapportions or reallocates items of income, deduction and credit among and between us and our TRS Lessee under the leases or any intercompany transaction because it determines that doing so is necessary to prevent the evasion of taxes or to clearly reflect income, we could be subject to a 100% excise tax on those amounts.

While we will monitor the activities of the eligible independent contractor to maximize the value of our hotel investments, neither we nor our TRS Lessee will directly or indirectly manage our hotels. Similarly, while our tenants may benefit from the services we will provide related to monitoring and, when appropriate, advising the eligible independent contractor regarding the management of the hotel for the purpose of maximizing the value of our investments, we do not believe that these activities will cause gross income attributable to the leases with our TRS Lessee to fail to be treated as rents from real property.

Other than as described in the preceding paragraph, we do not expect to perform any services for our tenants. If we were to provide services to a tenant that are other than those landlords usually or customarily provide when renting space for occupancy only, amounts received or accrued by us for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by us during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by us with respect to the property will not qualify as rents from real property, even if we provide the impermissible services to some, but not all, of the tenants of the property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because it is based on a fixed percentage or percentages of receipts or sales.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury Regulations, any income we derive from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction will, however, be nonqualifying for purposes of the 75% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us. To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the requirements of other provisions of the Code that allow relief from disqualification as a REIT. We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

For our taxable years ending on or prior to December 31, 2004, we generally may avail ourselves of the relief provisions if:

•	our failure to meet the income tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our Federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

We might not be entitled to the benefit of these relief provisions, however. As discussed in the fifth bullet point under “—Taxation as a REIT,” even if these relief provisions apply, we would have to pay a tax on the excess income.

Asset Tests

At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature of our assets:

•	First, at least 75% of the value of our total assets must be represented by real estate assets, including (a) real estate assets held by our qualified REIT subsidiaries, our allocable share of real estate assets held by partnerships in which we own an interest and stock issued by another REIT, (b) for a period of one year from the date of our receipt of proceeds of an offering of its shares of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

•	Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

•

Third, not more than 20% of our total assets may constitute securities issued by one or more TRSs and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than securities issued by another REIT or by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of the vote or value of any one issuer’s outstanding securities, except in the case of a TRS as described above or certain “straight debt” instruments. For our taxable year beginning January 1, 2005, certain types of securities are disregarded as securities solely for purposes of determining whether we meet the 10% value test described above, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property, and any security issued by a REIT. Also, solely for the purposes of the 10% value test described above, the determination of our interest in the assets of any partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. As a consequence, if the IRS successfully challenges the partnership status of any of the partnerships in which we maintain an interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation we could lose our REIT status.

Commencing with our taxable year beginning January 1, 2005, certain relief provisions may be available to us if we fail to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations due to reasonable cause and not willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT under any of the asset tests, after the 30 day cure period, by taking steps including (i) the disposition of sufficient assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Annual Distribution Requirement

We are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (1) the sum of (a) 90% of our “real estate investment trust taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will have to pay tax on those amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for that year, (b) 95% of our capital gain net income for that year and (c) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

We intend to satisfy the annual distribution requirements.

From time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when we actually receive income and when we actually pay deductible expenses and (b) when we include the income and deduct the expenses in arriving at our taxable income. If timing differences of this kind occur, to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions to stockholders in any year in which we fail to qualify, nor will we be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable to the stockholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to the statutory relief described in this paragraph in all circumstances.

Tax Basis of Assets

Sunstone Hotel Partnership has made an election under Section 754 of the Code. Accordingly, our proportionate share of the basis of the assets held by Sunstone Hotel Partnership were “stepped up” to fair market value to the extent of the portion of our interest in Sunstone Hotel Partnership that was purchased from the Contributing Entities (as opposed to the portion that was purchased directly from Sunstone Hotel Partnership in connection with the initial public offering of our common stock in 2004). Our remaining share of Sunstone Hotel Partnership’s basis in its assets, however, was not adjusted in connection with the initial public offering and was generally less than the fair market value of the hotels as of the date of the initial public offering. Furthermore, we intend to generally use the “traditional” method for making allocations under Section 704(c) of the Code as opposed to the “curative” or “remedial” method for making such allocations. As a result, (a) our depreciation deductions with respect to our hotels will be less than the depreciation deductions that would have been available to us had our tax basis been equal to the fair market value of the hotels as of the date of the initial public offering and (b) we may recognize income upon a sale of an asset that is attributable to appreciation in the value of the asset that accrued prior to the date of the initial public offering.

Taxation of Stockholders

U.S. Stockholders. As used in this section, the term “U.S. stockholder” means a holder of common stock or series C preferred who, for United States Federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States Federal income taxation regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

Taxation of Dividends. As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. Noncorporate U.S. stockholders will generally not be entitled to the tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends we received from a corporation in which we own shares (but only if such dividends would be eligible for the new lower rate on dividends if paid by the corporation to its individual stockholders), or (b) that is equal to our real estate investment trust taxable income (taking into account the dividends paid deduction available to us) and less any taxes paid by us during our previous taxable year, provided that certain holding period and other requirements are satisfied at both the REIT and individual stockholder level. Noncorporate U.S. stockholders should consult their own tax advisors to determine the impact of tax rates on dividends received from us. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. stockholders that are corporations. Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. stockholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. stockholder has held his common stock or series C preferred. Thus, with certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

To the extent that we make distributions not designated as capital gain dividends in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. Thus, these distributions will reduce the adjusted basis (but not below zero) which the U.S. stockholder has in our common stock or series C preferred for tax purposes by the amount of the distribution. Distributions in excess of a U.S. stockholder’s adjusted basis in his common stock or series C preferred will be taxable as capital gains.

Dividends authorized by us in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. stockholders holding common stock or series C preferred at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. stockholder required to include the designated amount in determining the stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of such stockholder’s undistributed net capital gains. U.S. stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. stockholders will increase their basis in their common stock or series C preferred by the difference between the amount of the includible gains and the tax deemed paid by the stockholder in respect of these gains.

Distributions made by us and gain arising from a U.S. stockholder’s sale or exchange of our common stock or series C preferred will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any passive losses against that income or gain.

Sale or Exchange of Common Stock or series C preferred

When a U.S. stockholder sells or otherwise disposes of our common stock, the stockholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition and (b) the holder’s adjusted basis in the common stock, or series C preferred, for tax purposes. The gain or loss will be long-term gain or loss if the U.S. stockholder has held the common stock, or series C preferred, for more than one year. Long-term capital gain of a noncorporate U.S. stockholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. stockholder when the stockholder sells or otherwise disposes of our common stock, or series C preferred, that the stockholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the stockholder from us which were required to be treated as long-term capital gains.

Redemption of series C preferred

Our series C preferred is redeemable by us under certain circumstances described in this prospectus. Any redemption of our series C preferred for cash will be a taxable transaction for United States federal income tax purposes. If a redemption for cash by a United States Holder is treated as a sale or redemption of such series C preferred for United States federal income tax purposes, the holder will recognize capital gain or loss equal to the difference between the purchase price and the United States Holder’s adjusted tax basis in the series C preferred redeemed by us. The gain or loss would be long-term capital gain or loss if the holding period for the series C preferred exceeds one year. The deductibility of capital losses may be subject to limitations.

The receipt of cash by a shareholder in redemption of the series C preferred will be treated as a sale or redemption for United States federal income tax purposes if the redemption:

•	is “not essentially equivalent to a dividend” with respect to the holder under Section 302(b)(1) of the Code;

•	is a “substantially disproportionate” redemption with respect to the holder under Section 302(b) (2) of the Code; or

•	results in a “complete termination” of the holder’s stock interest in Sunstone Hotel Investors under Section 302(b)(3) of the Code.

In determining whether any of these tests has been met, a holder must take into account not only series C preferred or any other class of our stock it actually owns, but also any of our stock regardless of class it constructively owns within the meaning of Section 318 of the Code (including stock that is owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the holder has an equity interest as well as stock that may be acquired through options that it owns).

A distribution to a shareholder will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the shareholder’s stock interest (taking into account all shares owned, regardless of class or series) in Sunstone Hotel Investors. Whether the receipt of cash by a shareholder will result in a meaningful reduction of the shareholder’s proportionate interest will depend on the shareholder’s particular facts and circumstances. If, however, as a result of an redemption of series C preferred, a United States Holder whose relative stock interest (actual or constructive) in Sunstone Hotel Investors is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in Sunstone Hotel Investors (including any ownership of stock constructively owned), the holder generally should be regarded as having suffered a “meaningful reduction” in its interest in Sunstone Hotel Investors.

Satisfaction of the “substantially disproportionate” and “complete termination” exceptions is dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. A distribution to a shareholder will be “substantially disproportionate” if the percentage of our outstanding voting stock actually and constructively owned by the shareholder immediately following the redemption of series C preferred (treating series C preferred redeemed as not outstanding) is less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the shareholder immediately before the redemption (treating series C preferred redeemed pursuant to the tender offer as outstanding), and immediately following the redemption the shareholder actually and constructively owns less than 50% of the total combined voting power of Sunstone Hotel Investors. Because our series C preferred is nonvoting stock, a holder would have to reduce such holder’s holdings in any of our classes of voting stock (if any) to satisfy this test.

A distribution to a shareholder will result in a “complete termination” if either (1) all of the series C preferred and all other classes of our stock actually and constructively owned by the shareholder are redeemed or (2) all of the series C preferred and our other classes of stock actually owned by the shareholder are redeemed or otherwise disposed of and the shareholder is eligible to waive, and effectively waives, the attribution of our stock constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code.

Any redemption may not be a redemption of all of our series C preferred. If we were to redeem less than all of the series C preferred, your ability to meet any of the three tests described above might be impaired. In consulting with their tax advisors, shareholders should discuss the consequences of a partial redemption of our series C preferred on the amount of our stock actually and constructively owned by such holder required to produce the desired tax treatment.

If a United States Holder’s receipt of cash attributable to a redemption of our series C preferred for cash does not meet one of the tests of Section 302 of the Code described above, then the cash received by such holder in the tender offer will be treated as a dividend and taxed as described above.

Backup withholding. We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a stockholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. stockholder that does not provide us with its correct taxpayer identification number. A stockholder may credit any amount paid as backup withholding against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Taxation of tax-exempt stockholders. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder is not one of the types of entity described in the next paragraph and has not held its common stock or series C preferred as “debt financed property” within the meaning of the Code, and the common stock are not otherwise used in a trade or business, the dividend income from the common stock or series C preferred will not be unrelated business taxable income to a tax-exempt stockholder. Similarly, income from the sale of common stock or series C preferred will not constitute unrelated business taxable income unless the tax-exempt stockholder has held the common stock or series C preferred as “debt financed property” within the meaning of the Code or has used the common stock in a trade or business.

Income from an investment in our common stock or series C preferred will constitute unrelated business taxable income for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its holding of our common stock or series C preferred. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust which:

•	is described in Section 401(a) of the Code;

•	is tax-exempt under Section 501(a) of the Code; and

•	holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.” A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•	either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. We do not expect to be classified as a pension-held REIT.

The rules described above under the heading “U.S. stockholders” concerning the inclusion of our designated undistributed net capital gains in the income of our stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Non-U.S. Stockholders

The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts who own common stock or series C preferred that are not subject to United States Federal income tax on a net income basis, which we call “non-U.S. stockholders,” are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in the common stock or series C preferred, including any reporting requirements.

Ordinary dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. stockholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the common stock or series C preferred is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. stockholder in the same manner as U.S. stockholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the stockholder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent or (b) the non-U.S. stockholder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, and in either case other applicable requirements are met.

Distributions to a non-U.S. stockholder that are designated by us at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

Return of capital. Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the non-U.S. stockholder’s common stock or series C preferred. Distributions of this kind will instead reduce the adjusted basis of the common stock or series C preferred. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. stockholder’s common stock or series C preferred, they will give rise to tax liability if the non-U.S. stockholder otherwise would have to pay tax on any gain from the sale or disposition of its common stock or series C preferred, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital gain dividends. For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA. Under FIRPTA, these distributions are taxed to a non-U.S. stockholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. stockholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals. We are required by applicable Treasury regulations under this statute to withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. stockholder, withholding does not apply to the distribution under FIRPTA. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. stockholder may credit the amount withheld against its U.S. tax liability. Commencing with our taxable year beginning January 1, 2005, any capital gain dividend paid with respect to any class of stock which is “regularly traded” and held by a non-U.S. holder who does not own more than 5% of such class of stock at any time during the taxable year will not be subject to these rules. Instead, any capital gain dividend will be treated as a normal distribution by us, and such distributions will be taxed as described above.

Sales of common stock or series C preferred. Gain recognized by a non-U.S. stockholder upon a sale or exchange of our common stock, or series C preferred, generally will not be taxed under the FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. We believe that we are and will continue to be a domestically controlled REIT, and, therefore, that taxation under FIRPTA generally will not apply to the sale of our common stock, or series C preferred. However, gain to which FIRPTA does not apply will be taxable to a non-U.S. stockholder if investment in the common stock, or series C preferred, is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain. In addition, gain to which the FIRPTA does not apply will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains and capital gain dividends.

If we were not a domestically controlled REIT, tax under the FIRPTA would apply to a non-U.S. stockholder’s sale of common stock, or series C preferred, only if the selling non-U.S. stockholder owned more than 5% of the class of common stock, or series C preferred, sold at any time during a specified period. This period is generally the shorter of the period that the non-U.S. stockholder owned the common stock, or series C preferred, sold or the five-year period ending on the date when the stockholder disposed of the common stock, or series C preferred. If tax under FIRPTA applies to the gain on the sale of common stock, or series C preferred, the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Backup withholding and information reporting. If you are a non-U.S. stockholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments; and

•	the payment of the proceeds from the sale of common stock or series C preferred effected at a U.S. office of a broker,

•	as long as the income associated with these payments is otherwise exempt from U.S. Federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•	a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of common stock or series C preferred effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock or series C preferred that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock or series C preferred will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Service.

Other Tax Consequences

State or local taxation may apply to us and our stockholders in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares of our common stock or series C preferred.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from one of the selling stockholders as a pledge, gift or other non-sale related transfer. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be made at a fixed price or prices, which may be changed or at prices on the New York Stock Exchange and under terms then prevailing or at prices related to the then current market price. Sales may also be made in negotiated transactions at negotiated prices, including pursuant to one or more of the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	an exchange distribution in accordance with the rules of the New York Stock Exchange or other exchange or trading system on which the shares are admitted for trading privileges,

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares,

•	sales in other ways not involving market makers or established trading markets,

•	through put or call transactions relating to the shares,

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, and

•	in privately negotiated transactions.

In connection with distributions of the shares or otherwise, the selling stockholders may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume,

•	sell the shares short and redeliver the shares to close out such short positions,

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell, or

•	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth:

•	the number and type of shares being offered,

•	the terms of the offering, including the name of any underwriter, dealer or agent,

•	the purchase price paid by any underwriter,

•	any discount, commission and other underwriter compensation,

•	any discount, commission or concession allowed or reallowed or paid to any dealer, and

•	the proposed selling price to the public.

We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

EXPERTS

The consolidated and/or combined financial statements of the Company appearing in its Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The financial statements as of December 31, 2004 and January 2, 2004 and for the fifty-two week periods ended December 31, 2004 and January 2, 2004 and for the fifty-three week period ended January 3, 2003, referred to as the CTF Acquisition Hotels, incorporated by reference in this prospectus have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

The financial statements as of November 30, 2002, December 31, 2001 and for the 11-month period ended November 30, 2002 and the year ended December 31, 2001 of the 13 hotels we acquired in December 2002, referred to as the Wyndham Acquisition Hotels, incorporated by reference in this prospectus have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

With respect to the Renaissance Washington D.C. Hotel, the financial statements of Techworld Hotel Associates, LLC as of December 31, 2004 and 2003, and for each of the years in the two-year period ended December 31, 2004, have been incorporated by reference in the registration statement in reliance upon the report of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

WHERE CAN YOU FIND MORE INFORMATION

This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained, or incorporated by reference, in this prospectus or any prospectus supplement as to the contents of any contract or other document referred to in this prospectus or any prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s web site www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and file periodic reports and proxy statements and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information modified or superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents below that we have previously filed with the SEC:

Sunstone Hotel Investors, Inc. SEC Filings (Filer No. 0001295810)	Period or Date
Annual Report on Form 10-K;	Fiscal year ended December 31, 2004.

Quarterly Reports on Form 10-Q;	Quarterly periods ended March 31, June 30 and September 30, 2005.

Current Reports on Form 8-K; and	Filed on May 3, 2005, June 10, 2005, June 16, 2005, June 29, 2005, July 13, 2005 and October 26, 2005.

Description of Sunstone’s common stock set forth in Sunstone’s Registration Statement on Form S-11, including any amendment or report filed for purposes of updating the description.	Filed on August 31, 2005.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering or after the date of the initial registration statement and before effectiveness of the registration statement, except that the information referred to in Item 402(a)(8) of Regulation S-K of the SEC is not incorporated by reference into this prospectus. Any statement that is modified or superseded will not, except as so modified or superseded, constitute part of this prospectus.

You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

Sunstone Hotel Investors, Inc.

Attn: Secretary

903 Calle Amanecer, Suite 100

San Clemente, California 92673

Telephone: (949) 369-4000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus.

4,044,000 Shares

Sunstone Hotel Investors, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

May 5, 2006